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EXHIBIT a.1.1

[Offer has not commenced]

IMPROVENET, INC.

OFFER TO PURCHASE
ANY AND ALL SHARES OF OUR COMMON STOCK
FOR CASH
AT A PURCHASE PRICE OF $0.    NET PER SHARE

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 25, 2002, UNLESS THE OFFER IS FURTHER EXTENDED.

        We, ImproveNet, Inc., a Delaware corporation, hereby offer to purchase any and all of our shares of common stock, $0.001 par value per share, for a purchase price of $0.    per share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which, together with any amendments or supplements are referred to in this Offer to Purchase as the "Offer." The Offer is not conditioned upon any minimum number of shares being tendered, but it is subject to certain other conditions. See "The Tender Offer—Certain Conditions of the Offer."

        THE BOARD OF DIRECTORS OF IMPROVENET HAS DETERMINED THAT THE OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW TO IMPROVENET'S STOCKHOLDERS AND RECOMMENDS THAT IMPROVENET'S STOCKHOLDERS TENDER THEIR SHARES OF IMPROVENET COMMON STOCK PURSUANT TO THE OFFER.

        The Offer is being made pursuant to an agreement between ImproveNet and eTechLogix, Inc. The Agreement provides that shortly before the purchase of shares pursuant to the Offer, a subsidiary of ImproveNet will merge into eTechLogix, eTechLogix will survive as a subsidiary of ImproveNet, and the current holders of the securities of eTechLogix will receive up to 37,500,000 newly issued shares of ImproveNet common stock. The additional shares to be issued are not included in the Offer and will not be tendered to ImproveNet. As a result, after the closing of the Offer, the current security holders of eTechLogix will own a controlling interest in ImproveNet, and any of the current stockholders of ImproveNet who do not accept the Offer will be minority stockholders. The principals of eTechLogix have advised ImproveNet that they have no current intention to conduct any subsequent transaction that would change this structure and that they intend to operate ImproveNet as a public company.

        ImproveNet's common stock has recently been traded on the NASD Over-The-Counter Bulletin Board. On June 7, 2002, the last trading day of the shares of ImproveNet's common stock before ImproveNet filed its Current Report on Form 8-K that disclosed the possibility that this Offer would be made, the closing sales price per share for ImproveNet's common stock, as reported on The NASD Over-The-Counter Bulletin Board, was $0.07. On October    , 2002 the closing sales price was $0.            . On October    , 2002, there were 17,706,540 shares of ImproveNet's common stock outstanding. Up to 37,500,000 additional shares of ImproveNet's common stock will be issued in connection with the closing of the transaction with eTechLogix. As of October    , 2002 there were 533 stockholders of record of ImproveNet's common stock.

        If you desire to tender all or any portion of your shares of ImproveNet common stock, you should either (1) complete and sign the enclosed Letter of Transmittal in accordance with its instructions, mail or deliver the Letter of Transmittal and any other required documents to the Depositary, along with the certificate(s) evidencing the tendered shares, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (often referred to as held in "street name"), you must contact your broker, dealer, commercial bank, trust company or other nominee if you desire to tender your shares. Any stockholder who desires to tender shares and whose certificates evidencing such shares are not immediately available may tender such shares by following the procedure for guaranteed delivery. See "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares."

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

October 29, 2002

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS	4
INTRODUCTION	5
SPECIAL FACTORS	6
BACKGROUND OF THE OFFER; ALTERNATIVES CONSIDERED	6
INTERESTS OF CERTAIN PERSONS IN THE OFFER	10
PRIOR STOCK PURCHASES	11
THE BOARD'S APPROVAL AND RECOMMENDATION	12
OPINION OF THE FINANCIAL ADVISOR TO THE BOARD	13
EFFECTS OF THE OFFER	15
PLANS OF IMPROVENET AFTER THE OFFER	16
DISSENTERS' OR APPRAISAL RIGHTS OF STOCKHOLDERS	17
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	17
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO CERTAIN FOREIGN STOCKHOLDERS	19
THE TENDER OFFER	20
TERMS OF THE OFFER; EXPIRATION DATE	20
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES	22
PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES	23
WITHDRAWAL RIGHTS	25
DIVIDENDS AND DISTRIBUTIONS	26
CERTAIN CONDITIONS OF THE OFFER	26
SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER	27
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS	28
OPTIONS, WARRANTS, CONVERTIBLE NOTES, ETC.	29
THE COMPANY	29
BACKGROUND AND BUSINESS	29
MARKET PRICE AND DIVIDEND HISTORY	33
OFFICERS AND DIRECTORS	34
BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS	37
FINANCIAL INFORMATION	40
SUMMARY FINANCIAL INFORMATION OF IMPROVENET	40
SUMMARY FINANCIAL INFORMATION OF ETECHLOGIX	41
SUMMARY PRO FORMA FINANCIAL INFORMATION	42
AVAILABLE INFORMATION	43
APPENDIX A	44

SUMMARY TERM SHEET

        We are offering to purchase all the outstanding shares of our common stock at a purchase price of $0.    per share net to the seller in cash. Through a question and answer format, this Summary Term Sheet will explain to you, the common stockholders of ImproveNet, the important terms of the Offer. This explanation will assist you in deciding whether to tender your shares of ImproveNet common stock to us. This Summary Term Sheet serves only as an introduction, and we urge you to read carefully the remainder of this Offer to Purchase and the accompanying Letter of Transmittal in order to educate yourself fully on the details of the Offer. Cross-referenced text refers to sections within this Offer to Purchase, unless otherwise noted.

Q:
WHO IS OFFERING TO BUY MY SHARES OF STOCK?

A:
We are ImproveNet, Inc., a Delaware corporation, and we are offering to buy back our own common stock in a self-tender offer. See "Introduction" and "The Company."

Q:
WHAT SECURITIES AND AMOUNTS OF SECURITIES ARE SOUGHT IN THE OFFER?

A:
We are making the offer to purchase all of the shares of our common stock that are currently outstanding. As a result of a planned transaction with eTechLogix, the current holders of securities of eTechLogix will receive newly issued shares of ImproveNet common stock immediately prior to the purchase of the shares tendered in the Offer. The newly issued shares will represent approximately 68% of ImproveNet's outstanding common stock. The newly issued shares are not included in the Offer and will not be repurchased. See "Introduction" and "The Tender Offer—Terms of the Offer; Expiration Date."

Q:
HOW MUCH IS IMPROVENET OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

A:
We are offering to pay $0.    per share in cash, without interest. See "The Tender Offer—Terms of the Offer; Expiration Date."

Q:
WHAT IS THE PURPOSE OF THE OFFER?

A:
The primary purpose of the Offer is to provide the holders of our common stock with liquidity for their shares at a price that the board of directors has determined to be fair to our stockholders. See "Special Factors—Reason for and Purpose of the Offer, and "—Plans of ImproveNet After the Offer."

Q:
DOES IMPROVENET HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

A:
We will have. eTechLogix is obligated to pay $500,000 to us before the closing. eTechLogix has already placed $250,000 of this amount in escrow. Those funds together with funds which we currently hold are expected to be sufficient to acquire the shares in the Offer. See "Special Factors—Source of Funds for and Expenses of the Offer."

Q:
IS IMPROVENET'S FINANCIAL CONDITION RELEVANT TO MY DECISION ON WHETHER TO TENDER MY SHARES OF IMPROVENET COMMON STOCK IN THE OFFER?

A:
Yes. Because tendering shares of ImproveNet common stock in the Offer will end your ownership interest in ImproveNet with respect to those shares, including the chance to receive any possible future appreciation or growth in the value of our common stock, our current and future financial condition is relevant to your decision whether to tender your shares in the Offer. See "The Company—Summary Financial Information of ImproveNet."

Q:
IS THE FINANCIAL CONDITION OF ETECHLOGIX RELEVANT TO MY DECISION ON WHETHER TO TENDER MY SHARES OF IMPROVENET COMMON STOCK IN THE OFFER?

A:
Yes. The financial condition of eTechLogix is relevant, because after the purchase of the shares tendered in the Offer, eTechLogix will be a wholly-owned subsidiary of ImproveNet, and the financial results of the companies will be presented on a consolidated basis. If you do not sell your stock to us, your shares of our common stock will represent an investment in the combined businesses of ImproveNet and eTechLogix. See "The Company—Summary Financial Information of eTechLogix" and "—Summary of Pro Forma Financial Information."

Q:
WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

A:
We are not obligated to purchase any shares that are validly tendered if the transaction between ImproveNet and eTechLogix fails to close for any reason. The transaction with eTechLogix is subject to numerous conditions which include, but are not limited to, the following:

•
A lawsuit or similar action is threatened or instituted which challenges in any way the proposed transaction between ImproveNet and eTechLogix;

•
eTechLogix fails to fund the remaining $250,000 of its $500,000 commitment to ImproveNet immediately prior to the closing, as required by the Agreement;

•
Either eTechLogix or ImproveNet fails to meet any of its obligations under the Agreement.

  Under the terms of the Agreement, we have reserved the right to waive any of the above conditions. Other conditions are set forth in "The Tender Offer—Certain Conditions of the Offer."

Q:
HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

A:
You have until 5:00 p.m., New York City time, on the expiration date of November 25, 2002, to tender your shares, unless the Offer is extended or earlier terminated. We will purchase properly tendered shares of ImproveNet common stock promptly following the expiration date if the conditions to our Offer are then met and the shares are not properly withdrawn. We may extend the period during which the Offer is open if the conditions to our Offer are not met on the expiration date or for any other reason. See "The Tender Offer—Terms of the Offer; Expiration Date."

Q:
CAN IMPROVENET AMEND THE TERMS OF THE OFFER?

A:
We reserve the right in our sole discretion to amend the Offer in any respect. See "The Tender Offer—Terms of the Offer; Expiration Date."

Q:
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR FIND OUT IF IMPROVENET AMENDS OTHER TERMS OF THE OFFER?

A:
If the Offer is extended we will announce the new expiration date by press release or other public announcement, which announcement will include the number of shares that have been tendered at such time. We will announce any extension of the Offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. We will announce any amendment to the Offer by press release or other public announcement and by filing an amendment to the Offer with the SEC and, if required, mailing the amendment to stockholders. In the event of a termination or postponement of the Offer, we will also give written or oral notice to the Depositary. See "The Tender Offer—Terms of the Offer; Expiration Date."

Q:
HOW DO I TENDER MY SHARES OF IMPROVENET COMMON STOCK?

A:
If you hold your shares "of record," you can tender your shares by completing and sending the enclosed Letter of Transmittal along with any other documents required by the Letter of Transmittal, and your stock certificates to the Depositary, American Stock Transfer and Trust Company, at the address listed on the enclosed Letter of Transmittal. If your shares are held in "street name" for you by your broker, you must direct your broker to tender your shares of ImproveNet common stock. Please contact your broker. If you want to tender your shares but your certificates evidencing such shares are not immediately available, you may tender your shares by following the procedure for guaranteed delivery. See "The Tender Offer—Procedures for Accepting the Offer and Tender Shares."

Q:
UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

A:
You can withdraw tendered shares at any time prior to 5:00 p.m. New York City time on the expiration date of November 25, 2002. If the Offer is extended, you can withdraw tendered shares at any time prior to the new expiration date. See "The Tender Offer—Withdrawal Rights."

Q:
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

A:
You can withdraw shares that you have already tendered by sending a timely notice of withdrawal to the Depositary at the address listed on the enclosed Letter of Transmittal. See "The Tender Offer—Withdrawal Rights." If your shares are held in "street name" for you by your broker, once you have directed your broker to tender your shares, you must contact your broker if you wish to cause any such tendered shares to be withdrawn.

Q:
WHAT DOES THE BOARD OF DIRECTORS THINK OF THE OFFER?

A:
The board of directors unanimously approved the Offer. The board of directors concluded that the terms of the Offer are fair from a financial point of view to ImproveNet's stockholders. In coming to its conclusion, the board of directors took into account the opinion rendered by its financial advisor and the fact that the Offer is at a price significantly higher than the recent market price of our common stock and that the net proceeds that would have been available to the common stockholders if ImproveNet had been liquidated would likely have been less than $0.    per share. All of our directors and certain of our significant institutional stockholders, who collectively with the directors hold 34% of our outstanding common stock (prior to the issuance of up to 37,500,000 shares in the transaction with eTechLogix), have agreed that they will tender their shares pursuant to the Offer. See "Special Factors—The Board's Recommendation."

Q:
DO ANY MEMBERS OF THE BOARD OF DIRECTORS OR MANAGEMENT OF IMPROVENET HAVE A SPECIAL INTEREST IN THE OFFER OR THE TRANSACTIONS CONTEMPLATED IN THIS OFFER TO PURCHASE?

A:
Yes. All of the officers of ImproveNet will resign their current positions after the conclusion of the transaction. Two of the former officers will receive severance payments under change in control agreements. The sum of the two severance payments will be approximately $60,000. In addition, the chairman of the board of ImproveNet will receive a payment based on a formula comparing the amount of cash offered to the stockholders in the Offer and the amount they would likely have received had ImproveNet been liquidated. See "Special Factors—Interests of Certain Persons in the Offer."

Q:
DID THE BOARD RECEIVE ANY OPINIONS, APPRAISALS, OR REPORTS REGARDING THE FAIRNESS OF THE OFFER?

A:
Yes. The board received a written opinion, dated July 23, 2002, from Shoreline Pacific, LLC to the effect that, as of that date and based on and subject to the assumptions and limitations contained

  in the opinion, the Offer price of $0.    per share is fair from a financial point of view to the existing holders of ImproveNet's common stock. Shoreline Pacific, LLP did not consider the effect on the prospects of ImproveNet of its planned combination with eTechLogix. See "Special Factors—Opinion of the Financial Advisor to the Board."

Q:
WILL IMPROVENET CONTINUE AS A PUBLIC COMPANY?

A:
Yes. Following the completion of the Offer, it is possible that ImproveNet will have fewer than 300 stockholders. If that is the case, ImproveNet could elect to stop filing reports with the SEC and become a private company. If this occurred, stockholders holding minority positions would lose certain anti-fraud, disclosure and other protections afforded public stockholders under the securities laws as well as the benefit of the existence of a public trading market for the common stock of ImproveNet. eTechLogix has advised ImproveNet, however, that its securities holders, who will control ImproveNet after the conclusion of the Offer, have no current intention to cause ImproveNet to stop filing reports with the SEC. See "Special Factors—Background and Purpose of the Offer," "—Certain Effects of the Offer" and "—Plans of ImproveNet after the Offer."

Q:
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

A:
If the Offer is consummated, the number of shares of ImproveNet common stock traded publicly will be reduced, which could adversely affect the liquidity and market value of the shares held by the public. We understand that it is the intention of the principals of eTechLogix that a public trading market for our common stock continue, but if a high percentage of our stockholders tender their shares in the Offer, our common stock may cease to be publicly traded. In addition, as a result of the Agreement, eTechLogix will be a wholly-owned subsidiary of ImproveNet, and the current holders of the securities of eTechLogix will control ImproveNet. See "Special Factors—Effects of the Offer."

Q:
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

A:
On June 7, 2002, the last trading day before the disclosure of the letter of intent between ImproveNet and eTechLogix which described the Offer in general terms, the closing sales price per share for ImproveNet's common stock, as reported on the NASD Over-The-Counter Bulletin Board, was $0.07. On October    , 2002, the closing sale price was $            . We advise you to obtain a recent quotation for our common stock in deciding whether to tender your shares. See "The Company—Market Price and Dividend History."

Q:
IF I OBJECT TO THE PRICE BEING OFFERED, WILL I HAVE APPRAISAL RIGHTS?

A:
No. Appraisal rights are not available in the Offer.

Q:
WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A:
If you have more questions about the Offer, you should contact: Brian W. Evans, secretary, at ImproveNet, by telephone at (650) 363-8173, or by mail at 1286 Oddstad Drive, Redwood City, California 94063.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

        This document contains certain forward-looking statements. These statements relate to future events and our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "plans," "potential, "predicts," "should," or "will" or the negative of these terms or other comparable terminology which is intended to identify certain of these forward-looking statements. All cautionary statements made in this document should be read as being applicable to all related forward-looking statements, wherever they appear in this document. Our actual results could differ materially from those discussed in this document.

INTRODUCTION

        We, ImproveNet, Inc., a Delaware corporation, hereby offer to purchase any and all of our shares of common stock, $0.001 par value per share, for a purchase price of $0.    per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

        ALL SHARES PROPERLY TENDERED AND NOT PROPERLY WITHDRAWN WILL BE PURCHASED UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. SEE "THE TENDER OFFER—CERTAIN CONDITIONS OF THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS OF THE OFFER.

        As of October    , 2002, 17,706,540 shares of our common stock were issued and outstanding, and there were approximately 533 holders of record. Pursuant to the Offer, we are seeking to acquire all of the shares of our common stock that have been issued and are currently outstanding.

        The Offer is being made pursuant to the Agreement and Plan of Merger (the "Agreement") dated July 30, 2002, between ImproveNet and eTechLogix, Inc., an Arizona corporation. If a closing occurs under the Agreement, a subsidiary of ours will be merged into eTechLogix, and eTechLogix will survive and become our wholly-owned subsidiary. The holders of the stock of eTechLogix immediately prior to the merger will receive newly issued shares of ImproveNet common stock in exchange for their stock in eTechLogix. The eTechLogix shareholders will thereafter hold a majority of the outstanding stock of ImproveNet. All outstanding stock options of eTechLogix will be converted into options to acquire common stock of ImproveNet. The Agreement requires that the Offer be made prior to the closing of the merger, and that the repurchase of shares pursuant to the Offer occur immediately following the completion of the merger. The $0.    purchase price which we are offering for our shares of common stock was determined based upon a formula contained in the Agreement as of the latest practicable time before the printing of this Offer to Purchase.

        The Agreement provides that after the completion of the merger, five of the six directors of ImproveNet will resign, and three of the eTechLogix shareholders will be appointed to the board of directors of ImproveNet. Thereafter, all existing officers of ImproveNet will resign. It is expected that the current officers of eTechLogix will be appointed officers of ImproveNet.

        As a part of the merger, up to 37,500,000 shares of ImproveNet common stock will be issued to the eTechLogix shareholders. As a result, the eTechLogix shareholders will own 67.93% of the outstanding common stock of ImproveNet. The shares to be issued to the eTechLogix shareholders will not be included in the Offer and will not be repurchased. Any tenders received in the Offer will increase the percentage of the outstanding common stock of ImproveNet held by the eTechLogix shareholders.

        eTechLogix has advised us that the eTechLogix shareholders have no intention to conduct any form of so-called "second step transaction" to acquire any shares of common stock which are not tendered in the Offer. In addition, eTechLogix has advised us that the eTechlogix shareholders desire to have ImproveNet continue to file periodic reports with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") and to have the common stock of ImproveNet continue to be traded on the Nasdaq Over-The-Counter Bulletin Board.

        In determining whether to approve the Offer, the board considered a number of factors, several of which are listed below (see "Special Factors—The Board's Approval and Recommendation"):

  •
  Without a merger with another company, ImproveNet is unlikely to be able to continue as a going concern, given its continuing losses and its inability to raise additional capital under current market conditions.

  •
  The Offer price is significantly higher than the recent market price of the shares of common stock and the proceeds that would likely be payable to holders of common stock if ImproveNet were liquidated or sold to a third party in the current market.

  •
  If ImproveNet were liquidated, it would likely take significantly longer for the stockholders to receive any available proceeds than it will take for tendering stockholders to receive the purchase price of their shares in the Offer.

  •
  If ImproveNet were liquidated there are circumstances under which its stockholders could be required to return any proceeds which they receive in the liquidation in order to satisfy the claims of creditors.

        In determining whether the Offer price to be paid to ImproveNet's stockholders is fair, the board relied on the fairness opinion dated July 23, 2002 rendered by Shoreline Pacific, LLC to the effect that, as of that date, and based on and subject to the assumptions and limitations contained therein, the Offer price of $0.    per share is fair from a financial point of view to the existing holders of ImproveNet's common stock. See "Special Factors—Opinion of Financial Adviser" for further information concerning the opinion of the financial adviser.

        THE BOARD OF DIRECTORS HAS DETERMINED THAT THE OFFER IS FAIR FROM A FINANCIAL POINT OF VIEW TO, AND IN THE BEST INTERESTS OF, IMPROVENET'S STOCKHOLDERS, AND RECOMMENDS THAT IMPROVENET'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        We have filed with the SEC an Issuer Tender Offer Statement on Schedule TO. The term, "expiration date," means 5:00 p.m., New York City time, on November 25, 2002, unless and until we, in our sole discretion, extend the period during which the Offer is open, in which event the term "expiration date" shall mean the latest time and date at which the Offer, as so extended, shall expire. See "The Tender Offer—Terms of the Offer; Expiration Date."

        The purchase price for the shares of common stock will be paid net to the tendering stockholder in cash, without interest thereon, for all shares purchased. Tendering stockholders who hold shares of ImproveNet's common stock in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by ImproveNet pursuant to the Offer. Stockholders holding shares of our common stock through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender their shares through the brokers or banks and not directly to the Depositary. However, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the substitute form W-9 that is included as part of the letter of transmittal may be subject to required United States Federal Income Tax Back-up Withholding of 31% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the Offer. See "Special Factors—Material Federal Income Tax Consequences."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

BACKGROUND OF THE OFFER; ALTERNATIVES CONSIDERED

        We started business in January 1996 as a regional contractor matching service. We spent most of 1996 and 1997 building our service provider database, developing our services and technology, recruiting personnel and raising capital. We launched our Web site and homeowner/service provider matching service on a national scale in August 1997. In December 1998, we began selling Web site advertising and direct marketing services to suppliers of home improvement products as a way to send targeted messages about their products, including product promotions, to homeowners at the time of purchase, as well as to our network of service providers. In March 1999, we began to hire a new senior management team. In April 1999, we introduced Powered by ImproveNet, a service that allows third parties to offer the ImproveNet matching services and content on their Web sites. We completed the acquisition of two regional contractor referral companies, Contractor Referral Service, LLC and The J.L. Price Corporation, in September and November 1999, respectively. These entities were integrated into our operations during the course of calendar year 2000.

        On March 15, 2000, we completed our initial public offering. We sold 2,760,000 shares of our common stock in the offering at $16.00 per share and received approximately $44,160,000 in gross proceeds. Shares of our common stock were listed for trading on the Nasdaq National Market. From January through June 2000, we spent substantial amounts primarily on marketing and marketing related activities, as well as the development and expansion of our service and operations infrastructure.

        In July 2000 we had a reduction in force, reducing our staff by approximately 7%. In March 2001 we restructured our operations, resulting in a staff reduction of 25%, and we closed our largest facility in Redwood City, California. On June 29, 2001, our common stock was delisted from the Nasdaq National Market as a result of our failure to comply with the minimum bid price requirement for continued listing. Subsequently, our common stock has been traded on the NASD Over-The-Counter Bulletin Board. In September 2001, we further reduced our staff by 29% and closed our Camarillo, California facility. At December 31, 2001, we employed 111 full-time employees.

        Our independent accountants noted in their report on the financial statements of ImproveNet for the year ended December 31, 2001, that the recurring losses and negative cash flows from operations suffered by ImproveNet and its significant accumulated deficit raised substantial doubt about its ability to continue as a going concern. For the year ended December 31, 2001, ImproveNet incurred a loss from operations of approximately $30.8 million and negative cash flows from operations of $21.8 million. As of December 31, 2001, ImproveNet had an accumulated deficit of approximately $130.6 million.

        In the first quarter 2002, we reduced staff by an additional 69% to 34 full-time employees. During the second quarter of 2002, the board of directors determined that it would be in the best interests of ImproveNet and its stockholders either to arrange a sale of the company to a third party or a merger with a third party or to propose to the stockholders that that company be wound up and dissolved. The board reached this determination because the operations of the company were continuing to produce substantial losses, and its cash position was eroding. The board of directors formed an opinion that it would not be possible for the company to obtain additional capital to continue or expand its operations in view of its continuing losses, lack of an anticipated achievement of profitability and the current conditions in the financial markets.

        During February of 2002, we began discussion with eTechLogix, Inc., an Arizona corporation, about a possible combination of the companies. eTechLogix had approached us before our board of directors had made its determination about the advisability of arranging a sale of the company or a merger or dissolving. On June 10, 2002, we entered into a letter of intent to merge with eTechLogix. It was anticipated that as a result of the transaction our stockholders would be offered a share buyback at a price to be finalized on or before the closing that would represent a premium over what they would receive upon a liquidation and dissolution of the company.

        The companies contemplated that the merged company would be led by the chief executive officer of eTechLogix from its Scottsdale, Arizona headquarters. Ongoing management and support was intended to consist of a combination of the personnel of the two companies. As a result, in anticipation of the transaction, 19 of our then remaining 28 employees were terminated. Ronald B. Cooper stepped down as chief executive officer and president but remained as chairman of the board. ImproveNet currently has 6 full time employees.

        ImproveNet and eTechLogix began negotiations to finalize a definitive merger agreement, but on June 24, 2002, our board of directors decided to terminate the transaction. At that time, the board believed that uncertainties associated with the transaction, including doubts as to the ability of the parties to close the transaction, made the dissolution alternative more attractive to stockholders. ImproveNet immediately began the process of liquidating certain of its assets and preparing to seek stockholder approval of a liquidation and dissolution of the company. ImproveNet announced to potentially interested parties that its assets would likely be available for purchase following stockholder approval of a plan of liquidation and dissolution. Several potential purchasers executed non-disclosure agreements with us and conducted due diligence with respect to certain of our assets. Expressions of interest were received from two of these parties. Our goal was to sell the assets of the company for cash on the terms most favorable to our stockholders.

        While preparing to wind up and dissolve, ImproveNet had further discussions with eTechLogix regarding a combination of the companies. On July 30, 2002, ImproveNet and eTechLogix signed an Agreement and Plan of Merger dated July 30, 2002 (the "Agreement").

        The Agreement provides that, subject to various conditions, a newly created, wholly owned, subsidiary of the company will be merged into eTechLogix, and eTechLogix will survive and become a wholly-owned subsidiary of ImproveNet. The holders of eTechLogix stock immediately before the merger will receive newly issued common stock of ImproveNet in exchange for their stock in eTechLogix. After the completion of the merger, the former eTechLogix shareholders will hold a majority of the outstanding stock of ImproveNet. All outstanding stock options of eTechLogix will be converted into options to acquire common stock of ImproveNet. The Agreement provides that prior to the completion of the merger, ImproveNet will offer to repurchase the stock held by its stockholders at that time, with the repurchase to close immediately after the completion of the merger. The Offer is being made pursuant to those provisions of the Agreement.

        The Agreement provides that ImproveNet will authorize and issue up to 37,500,000 shares of its common stock in exchange for all of the capital stock, options and convertible securities of eTechLogix. Any outstanding options of eTechLogix will be converted into and exchangeable for options in common stock of ImproveNet. Upon the closing of the merger, the composition of the ownership of ImproveNet will be approximately as follows:

  •
  Prior eTechLogix securities holders (37,500,000 shares of common stock): 67.93%

  •
  Prior ImproveNet stockholders (17,706,540 shares of common stock currently outstanding): 32.07%

        eTechLogix is required by the Agreement to pay a total of $500,000 to ImproveNet. A total of $250,000 has already been deposited in an escrow account. The $250,000 deposit will not be refundable unless the Agreement fails to close because one or more of the following has occurred:

  (1)
  ImproveNet failed to satisfy any condition to the closing of the merger applicable to it, and the failure was not caused by a breach of the Agreement by eTechLogix; or

  (2)
  ImproveNet received an unsolicited superior proposal (an "Alternate Proposal") and elected to accept it.

        If ImproveNet fails to close the Agreement because it has elected to accept an Alternate Proposal, in addition to refunding the deposit, it is required to pay eTechLogix a break-up fee of $250,000. eTechLogix is required to pay ImproveNet the remaining $250,000 of its $500,000 commitment upon the closing.

        ImproveNet is required to make arrangements for the resolution of all existing, known liabilities, which will be paid or otherwise provided for by ImproveNet at the closing of the merger, with the exception of an outstanding liability to AT&T Corp. The Agreement requires eTechLogix to negotiate a resolution of ImproveNet's liability to AT&T Corp. in the form of a written release or other binding instrument reasonably satisfactory to ImproveNet to be delivered at the closing.

        The Agreement requires ImproveNet to take all necessary and appropriate actions to initiate a share buyback for the benefit of its stockholders who will have held their shares before the closing and all holders of any option, warrant, convertible note or security or any other class or type of equity interest or right to acquire an equity interest in ImproveNet. The Offer is being made to satisfy that requirement. The Agreement provides that the purchase price to be offered for each share will be equal to the number represented by (X) ImproveNet's cash balance at the closing including the $500,000 to be received from eTechLogix, reduced by (i) the amount of cash required to pay all liabilities payable at closing; (ii) $100,000 (an allowance for other enumerated liabilities) and (iii) the amount of any shortfall in the balance of ImproveNet's collectible accounts receivable aged no more than 120 days, net of allowances for uncollectible accounts at closing below $500,000, based on ImproveNet's estimate on the closest practicable date to the printing of this Offer to Purchase, divided by (Y) the number of shares of common stock estimated to be eligible for tender in the Offer. The purchase price of $0.    per share was determined under this formula. The Agreement provides that if the purchase price determined under the Formula were less than $0.14, the transaction would proceed only if ImproveNet obtained an opinion from its financial advisor that the purchase price was fair from a financial perspective to its stockholders.

        eTechLogix stockholders and holders of other interests that will be converted into common stock of ImproveNet at the closing of the merger have signed or will sign waivers agreeing not to participate in the Offer.

        The Agreement provides that ImproveNet and eTechLogix will each continue to operate its business in the ordinary course until closing. eTechLogix further agreed to provide such management, staffing, technical and administrative support as reasonably necessary to enable ImproveNet to continue its operations during that period, without payment by ImproveNet.

        Pursuant to the Agreement, all of the directors of ImproveNet other than Ronald B. Cooper have delivered letters of resignation to ImproveNet's chairman of the board. The letters will be effective at, and on condition of, the closing of the purchase of shares tendered in the Offer. After the effectiveness of the letters of resignation, the chairman of the board, Ronald B. Cooper, will appoint Jeffrey I. Rassás, Homayoon J. Farsi and Naser Ahmad, the principal shareholders of eTechLogix, as directors of ImproveNet. All existing officers of ImproveNet will resign their current positions immediately after the effectiveness of the directors' letters of resignation. Any resulting severance payments to be made under the officers' change of control agreements will be included in the liabilities for which ImproveNet will make reasonable provision prior to the closing, and will be paid as soon as practicable after the closing.

        Before ImproveNet signed the Agreement, the board of directors obtained an opinion from a financial advisor concerning the fairness of the Offer to the stockholders of ImproveNet. In July, 2002, the board of directors retained Shoreline Pacific, LLC as financial advisor. The financial advisor met once with the board on July 23, 2002 and delivered a fairness opinion dated that same date, to the effect that, as of such date, and based on and subject to the assumptions and limitations contained therein, the Offer price of $0.    per share is fair from a financial point of view to the existing holders of ImproveNet's common stock. The opinion evaluated the fairness of the Offer price based on the financial condition and prospects of ImproveNet at the time of the evaluation and did not consider the effects on the prospects of ImproveNet of its combination with eEtechLogix. See "—Opinion of the Financial Advisor to the Board" below.

REASONS FOR AND PURPOSE OF THE OFFER

        The purpose of the Offer is to provide the holders of ImproveNet common stock with an opportunity to dispose of their shares at a price that the board has determined to be fair to ImproveNet's stockholders. ImproveNet is making the Offer pursuant to the Agreement with eTechLogix. In connection with its approval of the Agreement the board authorized the Offer, because it believes that the Offer provides greater value to the stockholders than any other actions that ImproveNet could take. Given ImproveNet's continuing losses and its inability to raise substantial additional capital, the board believes that if the company continued in business on its own, its cash position would continue to erode until the company became insolvent. The board has explored the possibilities of selling ImproveNet or its assets to third parties or dissolving ImproveNet and selling its assets in a liquidation sale. The board believes that the $.    purchase price being offered for the shares in the Offer is higher than the proceeds that the stockholders would likely have received in any of these alternative procedures. The board also believes that stockholders tendering shares of ImproveNet common stock in the Offer will receive value for their shares sooner than they would have received any proceeds from a liquidation of ImproveNet. Furthermore, the board believes that, in the case of a liquidation, a risk would exist that stockholders might be required to return proceeds received in the liquidation to ImproveNet if the funds were required to satisfy its creditors, a risk not present in the case of the Offer.

INTERESTS OF CERTAIN PERSONS IN THE OFFER

        In considering the Offer and the fairness of the consideration to be received in the Offer, stockholders should be aware that certain officers and directors of ImproveNet had or have interests related to the Offer that are described below and which may present them with certain actual or potential conflicts of interest.

        Some of the members of the board of directors had or have interests in the Offer and related transactions that are different than the interests of the public stockholders.

        If the eTechLogix transaction is completed, ImproveNet officers will receive the following compensation they would not be entitled to in a voluntary liquidation of ImproveNet:

  •
  Ronald B. Cooper will receive a payment equal to 5% of the difference between the amount of cash offered to ImproveNet stockholders in the offer and the amount that would likely have been distributed to them in a voluntary liquidation of ImproveNet. The amount of the payment is estimated to be $            .

  •
  Don Gaspar, formerly senior vice president, engineering and development and chief technology officer, and Bill Crosby, formerly senior vice president of editorial and partnership services, will each receive two months salary, or approximately $34,000 and $26,000 respectively.

  •
  Each of Messers Cooper, Gaspar and Crosby will receive an additional six months of health benefits.

        Mr. Cooper is expected to serve on the board of directors of ImproveNet after the merger.

        Five of the directors of ImproveNet hold options to purchase shares of the common stock of ImproveNet exercisable at $0.04 per share and will be entitled to sell those options to ImproveNet for a price equal to the excess of the aggregate Offer price for the shares with respect to which the options have vested as of the expiration date of the Offer over the aggregate exercise price relating to such shares. See "The Tender Offer—Options, Warrants, Convertible Notes, etc." The directors who hold such options are Andrew Anker, Charles Brown, Garrett Gruener, Alex Knight and Robert L. Stevens. As of the expiration date of the Offer, these options will have vested with respect to 2,083 shares with respect to each of these persons, and each of these persons will be entitled to tender his options to the Company for an aggregate purchase price of $                        .

        Based on ImproveNet's records and on information provided to ImproveNet by its directors and executive officers, neither ImproveNet, nor any associate or subsidiary of ImproveNet nor, to the best of ImproveNet's knowledge, any of the directors or executive officers of ImproveNet, nor any associates or affiliates of any of the foregoing, has effected any transactions involving the shares of ImproveNet's common stock during the 60 business days prior to the date of this Offer to Purchase. Except as otherwise described herein, neither ImproveNet nor, to the best of ImproveNet's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of ImproveNet, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        ImproveNet has entered into indemnity arrangements with certain officers and directors which provide, among other things, that it will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party to by reason of his position as a director, officer or other agent of ImproveNet, and otherwise to the full extent permitted under Delaware law and the company's Bylaws.

        Under the Delaware General Corporation Law (the "DGCL"), corporations organized under the laws of Delaware are permitted to indemnify their current and former directors, officers, employees and agents under certain circumstances against certain liabilities and expenses incurred by them by reason of their serving in such capacities. ImproveNet's Certificate of Incorporation and Bylaws provide that each director and officer will be indemnified by ImproveNet against liabilities and expenses incurred in connection with any threatened, pending or completed legal action or proceeding to which he or she may be made a party or threatened to be made a party by reason of being a director of ImproveNet or a predecessor company, or serving any other enterprise as a director or officer at the request of ImproveNet. ImproveNet's Certificate of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the DGCL, no director or officer of ImproveNet shall have any liability to ImproveNet or its stockholders for monetary damages. The DGCL provides that a corporation's certificate of incorporation may include a provision which eliminates or limits the personal liability of its directors or officers to the corporation or its stockholders for money damages for breach of fiduciary duty as a director except: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for liability in connection with the unlawful payment of dividends or unlawful stock purchases or redemptions; or (4) for any transaction from which the director derived an improper personal benefit. ImproveNet has also purchased directors' and officers' liability insurance for the benefit of these persons.

        The Agreement with eTechLogix provides that after the closing, ImproveNet and eTechLogix will not reduce their obligations to indemnify their directors and officers who served during the period before the closing. In addition, for a three-year period after the closing, ImproveNet will pay the deductible amount on the policy of directors and officer's insurance put in place to cover the directors and officers who served during the period before the closing.

PRIOR STOCK PURCHASES

        During the past two years, ImproveNet has repurchased 439,100 shares of its outstanding common stock. ImproveNet repurchased a total of 139,100 shares in a stock buyback program conducted between May 21, 2001 and June 28, 2001. On March 15, 2001, the board of directors of ImproveNet authorized the repurchase of shares of its common stock through open market purchases for an aggregate purchase price of up to $2,000,000. ImproveNet terminated the repurchase program after having repurchased 139,100 shares at an average price per share of $0.4022 at prices ranging from $0.3100 to $0.4529.

        On July 12, 2001, ImproveNet repurchased 400,000 shares of its common stock from its chairman of the board, Ronald B. Cooper, who had earlier acquired the shares from ImproveNet at a price of $3.75 per share. At the time of his original acquisition of the shares from ImproveNet, Mr. Cooper delivered a non-recourse promissory note to ImproveNet in the amount of the $1,500,000 purchase price of the shares. The note was non-recourse to Mr. Cooper, meaning that he had no personal obligation to make payment on the note. The 400,000 shares were the sole security for the note. On July 12, 2001, Mr. Cooper returned the shares to ImproveNet, and ImproveNet cancelled the non-recourse promissory note. The high and low sales prices for shares of ImproveNet's common stock reported on the NASD Over-The-Counter Bulletin Board for that day were $0.43 and $0.25, respectively.

THE BOARD'S APPROVAL AND RECOMMENDATION

        The board of directors unanimously approved the Offer. The board has determined that the Offer is fair from a financial point of view to, and in the best interests of, ImproveNet's stockholders and recommends that ImproveNet's stockholders tender their shares of ImproveNet common stock pursuant to the Offer. All of our directors and certain of our significant institutional stockholders, who collectively with the directors hold 34% of our outstanding common stock, have agreed that they will tender their shares pursuant to the Offer.

        In arriving at the decision to approve this Offer, the board of directors considered a number of factors, including the following:

  •
  Without a merger with another company, ImproveNet is unlikely to be able to continue as a going concern, given its continuing losses and its inability to raise additional capital under current market conditions.

  •
  The Offer price is significantly higher than the recent market price of the shares of common stock and the expected proceeds payable to holders of common stock if ImproveNet were liquidated or sold to a third party in the current market.

  •
  If ImproveNet were liquidated, it would likely take significantly longer for the stockholders to receive any available proceeds than it will take for tendering stockholders to receive the purchase price of their shares in the Offer.

  •
  If ImproveNet were liquidated there are circumstances under which its stockholders could be required to return any proceeds which they receive in the liquidation in order to satisfy the claims of creditors.

        In determining whether to recommend the Offer, the board of directors also considered the opinion of Shoreline Pacific, LLC, and adopted Shoreline Pacific, LLC's analysis and conclusions in its determination that the Offer is fair to the stockholders. See, "—Opinion of the Financial Advisor to the Board" below.

        The above discussion of the information and factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the transaction, the board found it impractical to and did not attempt to rank or assign relative weights to the above factors. In addition, the board did not undertake to determine whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of ImproveNet's management and legal advisors, and reached a general consensus. Individual members of the board may have given different weights to different factors. Finally, the board relied on the experience and expertise of its financial advisor for a quantitative analysis of ImproveNet's alternatives.

OPINION OF THE FINANCIAL ADVISOR TO THE BOARD

        On July 16, 2002, the board engaged Shoreline Pacific, LLC to act as financial advisor to the board in connection with the Offer. The board instructed Shoreline Pacific, LLC, in its role as financial advisor to the board, to render an opinion as to the fairness, from a financial point of view, to the existing holders of ImproveNet's common stock of the Offer price. In connection with this evaluation, the board authorized Shoreline Pacific, LLC to conduct such investigations as Shoreline Pacific, LLC deemed appropriate.

        Shoreline Pacific, LLC was asked to evaluate the fairness of the Offer price based on the financial condition and prospects of ImproveNet at the time of the evaluation. Shoreline Pacific, LLC was not asked to consider the effects on the prospects of ImproveNet of its combination with eTechLogix. As a result, the opinion of Shoreline Pacific, LLC does not address the relative merits of tendering shares in the Offer or retaining shares and becoming a stockholder in the combined company.

        On July 23, 2002, Shoreline Pacific, LLC met with and delivered its opinion to the board to the effect that, as of that date and based on and subject to the assumption and limitations contained in the opinion, from a financial point of view, the consideration to be received by ImproveNet's stockholders in the Offer was fair to the stockholders. At this meeting, Shoreline Pacific, LLC presented its analysis in arriving at its opinion, which is discussed below in detail in this section. Shoreline Pacific, LLC consented to ImproveNet's disclosure of its opinion in this Offer to Purchase, and a copy of its opinion is attached as Appendix A to this document. The summary of the opinion set forth below is qualified in its entirety by Appendix A, which is incorporated in this document by reference. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and procedures followed by Shoreline Pacific, LLC.

        No limitations were imposed by the board upon Shoreline Pacific, LLC with respect to the investigations made or the procedures followed by Shoreline Pacific, LLC in rendering its opinion, and ImproveNet and the members of its management cooperated with Shoreline Pacific, LLC in connection with its investigation. The opinion rendered by Shoreline Pacific, LLC does not constitute a recommendation to any stockholder as to whether the stockholders should tender any shares with respect to the Offer.

        In arriving at its opinion, Shoreline Pacific, LLC, among other things:

  •
  reviewed certain financial information relating to ImproveNet including publicly available historical financial and operating statements and other financial data, public reports as well as internal financial and operating projections prepared by the management of ImproveNet;

  •
  held discussions with certain current and former members of ImproveNet's and eTechLogix's management and ImproveNet's representatives concerning the business, past and current business operations, financial condition and future prospects of ImproveNet as an independent company as well as views regarding the rationale for the Offer and the merger with eTechLogix;

  •
  reviewed the final version of the Agreement with eTechLogix in the form executed by the parties;

  •
  reviewed the stock price and trading history of ImproveNet; and

  •
  made other studies, inquiries and analysis and reviewed other data, as it deemed relevant and appropriate, based on its judgment as an investment banker, for the purpose of the opinion.

        In rendering its opinion, Shoreline Pacific, LLC relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished or otherwise communicated to it by ImproveNet and relied upon and assumed without independent verification that there had been no material change in the assets, financial condition and business prospects of ImproveNet since the date of the most recent financial statements made available to it. ImproveNet furnished to Shoreline Pacific, LLC, and it reviewed, a proposal to purchase certain of ImproveNet's assets in the event of a liquidation of these assets. Shoreline Pacific, LLC did not perform an independent analysis of these assets or their underlying value.

        With respect to financial projections provided by ImproveNet, Shoreline Pacific, LLC reviewed the projections and was advised by certain members of management of ImproveNet, and relied upon and assumed without independent verification, that the projections (i) were reasonably prepared; (ii) were based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of ImproveNet as an independent company; and (iii) were believed to be realizable in the amounts and time periods contemplated thereby. Management of ImproveNet also advised Shoreline Pacific, LLC that it did not have any information or belief that would have made the projections incomplete or misleading.

        Set forth below is a summary of the material analyses performed by Shoreline Pacific, LLC in connection with the preparation of its opinion and included in the presentation made by Shoreline Pacific, LLC to the board on July 23, 2002.

        Shoreline Pacific, LLC evaluated the viability of the following options for ImproveNet to maximize stockholder value: continuing in business alone as a going concern, liquidating ImproveNet, either through dissolution or through bankruptcy proceedings, and distributing cash to the stockholders through the Offer in connection with the Agreement with eTechLogix.

        Shoreline Pacific, LLC concluded that continuing alone as a going concern was not a viable alternative for ImproveNet. The firm noted that, considering its business model, ImproveNet would require large amounts of additional cash even to have a possibility of achieving profitable operations, and that the company's history suggested that profitability might continue to be elusive even with further capitalization. The firm noted that additional financing is not readily available to ImproveNet. The Internet sector has been increasingly out of favor with investors since the spring of 2000, and the financial markets are in a state of disarray with limited funding options available to growth companies. Investors have become quite selective and are focused on companies with strong fundamentals. Even if financing were available, Shoreline Pacific, LLC noted that the terms of any financing would likely be available only on terms unfavorable to the existing stockholders of ImproveNet. Shoreline Pacific, LLC concluded that ImproveNet was not likely to be able to raise additional financing on acceptable terms in order to remain viable as a going concern, and should, therefore, consider other options in order to preserve stockholder value.

        Shoreline Pacific, LLC evaluated the dissolution analysis that had been prepared by the management of ImproveNet. The firm considered the alternative approaches of liquidating through the bankruptcy process or through a court-approved dissolution procedure under Delaware law. Based upon the investigations it conducted and the assumptions it made, Shoreline Pacific, LLC concluded that the liquidation and dissolution of the company would likely provide a lower per share value to the stockholders than the Offer.

        The preparation of a valuation opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Shoreline Pacific, LLC's opinion. In arriving at its fairness opinion, Shoreline Pacific, LLC considered the results of all such analyses. The analyses were prepared solely for purposes of Shoreline Pacific, LLC providing its opinion to the board and do not purport necessarily to reflect the prices at which assets or securities may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither ImproveNet, Shoreline Pacific, LLC, nor any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Shoreline Pacific, LLC's opinion to the board was one of many factors taken into consideration by the board in connection with its consideration of the Offer, and its opinion does not constitute a recommendation as to whether any stockholder should tender any shares with respect to the Offer. The foregoing summary does not purport to be a complete description of the analysis performed by Shoreline Pacific, LLC and is qualified by reference to the opinion of Shoreline Pacific, LLC set forth in Appendix A to this document. Shoreline Pacific, LLC has consented to inclusion of its written opinion in this document. In addition, a copy of Shoreline Pacific, LLC's opinion has been filed as an exhibit to the Schedule TO filed with the SEC in connection with the Offer and is available for inspection and copying at the principal executive offices of ImproveNet during its regular business hours by any stockholder or any representative of a stockholder who has been designated in writing. A copy of these materials will be provided by ImproveNet to any stockholder or any representative of a stockholder who has been so designated in writing upon written request and at the expense of the requesting stockholder. See "Available Information."

        On July 16, 2002, Shoreline Pacific, LLC was engaged to perform services for ImproveNet and was paid a customary fee of $90,000 for those services. Shoreline Pacific, LLC was founded ten years ago. It is an investment banking firm which is a member of the NASD. As a part of its investment banking business, Shoreline Pacific, LLC provides fairness opinions in connection with mergers and acquisitions and tender offers.

EFFECTS OF THE OFFER

        Each stockholder who properly tenders his or her shares of common stock, as of the effective date, will have his or her shares of common stock converted into cash. The ownership interest of the stockholder in ImproveNet represented by the tendered shares will be terminated, and if the stockholder tenders all of the stockholder's shares, the stockholder will have no right to share in the assets or future growth of ImproveNet. The only stockholders who it is known will remain after the Offer are the eTechLogix shareholders. The Offer will therefore enable the eTechLogix shareholders to increase their proportionate ownership in ImproveNet. All shares purchased in the Offer will be held in treasury by ImproveNet and will result in a change in the capitalization of ImproveNet.

        The purchase of shares of our common stock by ImproveNet pursuant to the Offer will reduce the number of shares that might otherwise trade publicly and will reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. Under these circumstances, given the continuing costs of public reporting and compliance, ImproveNet may seek to remove its stock from the Nasdaq Over-The-Counter Bulletin Board and seek to terminate its registration under the Securities Exchange Act of 1934 (the "Exchange Act") if it has fewer than 300 holders of record. Following these steps, ImproveNet would become a private company and there would be no public trading market for ImproveNet's stock. eTechLogix has advised us, however, that the eTechLogix shareholders have no intention to cause ImproveNet to seek either to remove its stock from the NASD Over-The-Counter Bulletin Board or to terminate its registration under the Exchange Act. Nevertheless, if a high percentage of the stockholders of ImproveNet tender their shares in the Offer, it is likely that the public trading of our common stock will be adversely affected by the reduction in the number of stockholders. In turn, this may adversely affect demand for the shares and reduce the interest of broker-dealers in participating in a market for the shares.

        The shares of ImproveNet common stock are currently registered under the Exchange Act, which requires, among other things, that ImproveNet furnish certain information to its stockholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of ImproveNet's stockholders. ImproveNet could terminate the registration of its common stock under the Exchange Act if there were fewer than 300 holders of record of its common stock. Shares held directly or indirectly by an officer or director of the issuer or by any beneficial owner of more than 5% of the shares of the issuer will ordinarily not be considered as being publicly held for this purpose. In the event the bid quotation for shares of ImproveNet common stock were no longer quoted on the NASD Over-The-Counter Bulletin Board, price quotations might still be available from other sources. The extent of the public market for the shares of ImproveNet common stock and the availability of such quotations would, however, depend upon the number of holders remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, and continued registration under the Exchange Act.

        The termination of the registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and to the SEC and would render inapplicable certain provisions of the Exchange Act, including requirements that ImproveNet file periodic reports (including financial statements), the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, requirements that ImproveNet's officers, directors and ten-percent stockholders file certain reports concerning ownership of ImproveNet's equity securities and provisions that any profit by such officers, directors and stockholders realized through purchases and sales of ImproveNet's equity securities within any six-month period may be recaptured by ImproveNet. In addition, the ability of "affiliates" of ImproveNet and other persons to dispose of shares of ImproveNet common stock which are "restricted securities" under Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. Except as disclosed in this section and elsewhere in this Offer to Purchase, ImproveNet has no other present plans or proposals that relate to or would result in (i) the acquisition by any person of additional securities of ImproveNet, or the disposition of securities of ImproveNet, (ii) any extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets, involving ImproveNet, (iii) any material change in the present dividend policy or indebtedness or capitalization of ImproveNet, (iv) any other material change in ImproveNet's corporate structure or business, or (v) any change in ImproveNet's certificate of incorporation, bylaws or instruments corresponding thereto or any other actions which may impede the acquisition of control of ImproveNet by any person.

PLANS OF IMPROVENET AFTER THE OFFER

        The purchase of shares tendered in the Offer is conditioned upon the closing of the merger with eTechLogix provided for in the Agreement with eTechLogix. Upon the closing of the merger, eTechLogix will become a wholly owned subsidiary of ImproveNet, and the holders of the outstanding securities of eTechLogix immediately prior to the merger will receive newly issued shares of ImproveNet common stock in exchange for their securities and eTechLogix. The former shareholders of eTechLogix will hold approximately 68% of the outstanding stock of ImproveNet. To the extent that shares are tendered in the Offer, the percentage of the shares of ImproveNet stock owned by the former shareholders of eTechLogix will increase. All of the directors of ImproveNet and certain of its significant institutional stockholders, who collectively own 34% of the outstanding common stock of ImproveNet, have agreed that they will tender their shares pursuant to the Offer. Even if no other shares are tendered, the purchase of those shares by ImproveNet will increase the ownership percentage of the former shareholders of eTechLogix to approximately 76%.

        Promptly following the merger, certain of the current directors of eTechLogix will be appointed to the board of directors of ImproveNet and will constitute a majority of the directors on the board. All of the current officers of ImproveNet will resign, and it is likely that members of the current management of eTechLogix will be appointed as officers of ImproveNet. Pursuant to the Agreement, all of the directors of ImproveNet other than Ronald B. Cooper have delivered letters of resignation to ImproveNet to be effective at the closing of the purchase of shares tendered in the Offer. After the effectiveness of the letters of resignation, Ronald B. Cooper, the remaining director of ImproveNet, will appoint Jeffrey I. Rassás, Homayoon J. Farsi, and Naser Ahmad, the principal shareholders of eTechLogix, to the board of directors of ImproveNet. See "The Company—Officers and Directors."

        eTechLogix has advised ImproveNet that the shareholders of eTechLogix have no intention to conduct any form of so-called "second step transaction" to acquire any shares of ImproveNet's common stock which are not tendered in the Offer. In addition, eTechLogix has advised us that the eTechLogix shareholders intend to have ImproveNet continue to file reports with the SEC and to have its common stock continue to be traded on the NASD Over-The-Counter Bulletin Board, and that it is their long-term objective to have the common stock of ImproveNet re-listed on the Nasdaq National Market. If, however, a high percentage of the stockholders tender their shares in the Offer, the public trading in our common stock may be substantially reduced or even terminated as a result of the Offer. Even if a substantial number of the stockholders do not tender, there can be no assurance that future management will succeed in listing ImproveNet's common stock on the Nasdaq National Market or any other exchange.

        See "The Company—Background and Business" for a discussion of the plans and expectations of the principals of eTechLogix for the combined company.

DISSENTERS' OR APPRAISAL RIGHTS OF STOCKHOLDERS

        No dissenters' or appraisal rights are available to stockholders in connection with the Offer.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        Sales of shares of ImproveNet common stock by stockholders pursuant to the Offer will be taxable transactions for federal income tax purposes and may also be taxable transactions under applicable state, local, foreign and other tax laws. This discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. No ruling as to any matter discussed in this summary has been requested or received from the Internal Revenue Service. The federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances.

        Under Section 302 of the Internal Revenue Code of 1986, as amended, a sale of shares pursuant to the Offer will, as a general rule, be treated as a sale or exchange if the receipt of cash upon the sale (a) is "substantially disproportionate" with respect to the tendering stockholder, (b) results in a "complete redemption" of all of the stock of ImproveNet owned by the stockholder, or (c) is "not essentially equivalent to a dividend" with respect to the tendering stockholder. If any of those three tests is satisfied, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the shares sold pursuant to the Offer. Recognized gain or loss will be capital gain or loss, assuming the shares were held as capital assets, which will be long-term capital gain or loss if the shares are held for more than one year. If you are a certain type of entity or individual (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who acquired their shares upon the exercise of options or otherwise as compensation), you may be subject to special rules not discussed below.

        Capital gain recognized by an individual upon the sale of a capital asset that has been held for more than one year will generally be subject to tax at a rate not to exceed 20%. Capital gain recognized from the sale of a capital asset held for one year or less will be subject to tax at the ordinary income tax rates. Currently, the highest ordinary income tax rate is 39.6%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations.

        Capital losses recognized by an individual upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets plus $3,000. Capital losses recognized by a corporation upon the sale of capital assets are allowed only to the extent of capital gains from the sale of capital assets. Capital losses not utilized in any taxable year by an individual may be carried forward indefinitely and allowed to the extent of capital gains plus $3,000 in any future taxable year. Capital losses not utilized in any taxable year by a corporation generally must first be carried back and allowed to the extent of capital gains in the three preceding taxable years and then may be carried forward and allowed to the extent of capital gains in the five succeeding taxable years.

        In determining whether any of the tests under Section 302 of the Internal Revenue Code is satisfied, stockholders must take into account not only the shares of ImproveNet stock they actually own, but also any shares of ImproveNet stock they are deemed to own pursuant to the constructive ownership rules of Section 318 of the Internal Revenue Code. Pursuant to those constructive ownership rules, a stockholder is deemed to own shares of stock actually owned, and in some cases constructively owned, by certain related individuals or entities, and any stock that the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

        The receipt of cash upon the sale of shares pursuant to the Offer will be "substantially disproportionate" with respect to the tendering stockholder if, among other things, the percentage of the outstanding shares of voting stock and common stock, respectively, actually and constructively owned by the stockholder immediately following the sale of shares pursuant to the Offer (treating as no longer outstanding all shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding voting stock and common stock, respectively, actually and constructively owned by such stockholder immediately before the sale of shares pursuant to the Offer (treating as outstanding all shares purchased pursuant to the Offer). Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances. The receipt of cash by a tendering stockholder will result in a "complete redemption" of the stockholder's interest in ImproveNet if all the stock actually and constructively owned by the stockholder is sold pursuant to the Offer or otherwise and, if applicable, the stockholder is eligible to waive and does effectively waive attribution of all stock constructively owned by the stockholder in accordance with Section 302(c) of the Internal Revenue Code. Stockholders should consult their tax advisors with respect to the application of the "complete redemption" test to their particular facts and circumstances.

        Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test and the "complete redemption" test, such stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in ImproveNet. Whether a meaningful reduction has occurred, and, therefore, whether the receipt of cash by a tendering stockholder will be "not essentially equivalent to a dividend," will depend upon the individual stockholder's facts and circumstances. Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should therefore consult their tax advisors as to its application in their particular situations.

        If none of the three tests under Section 302 of the Internal Revenue Code is satisfied, the receipt of cash by a tendering stockholder pursuant to the Offer will be treated as a dividend taxable as ordinary income to the extent paid out of ImproveNet's current or accumulated earnings and profits (without any offset for the tendering stockholder's basis in the tendered shares). Any portion of the cash received by the tendering stockholder that is not paid out of ImproveNet's current or accumulated earnings and profits will first be a tax-free return of capital to the extent of the stockholder's tax basis in the shares and then a capital gain from the sale or exchange of property.

        In the case of a corporate stockholder, if the cash paid is treated as a dividend, the dividend income may be eligible for the 70% dividends received deduction. The dividends received deduction is subject to certain limitations, and may not be available if, among other things, the corporate stockholder does not satisfy certain holding period requirements with respect to the shares or if the shares are treated as "debt financed portfolio stock" within the meaning of Section 246A(c) of the Internal Revenue Code. Generally, if a dividend equals or exceeds 10% of a corporate stockholder's tax basis in ImproveNet stock and the corporate stockholder has not held the stock for more than two years, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Internal Revenue Code, in which case such corporate stockholder's tax basis in shares of ImproveNet's stock retained by such stockholder would be reduced, but not below zero, by the amount of the "non-taxed portion" of the dividend, which is generally the amount of the dividend's received deduction. Any amount of the non-taxed portion of the dividend in excess of the stockholder's basis will generally be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received. If a redemption of shares from a corporate stockholder pursuant to the Offer is treated as a dividend as a result of the stockholder's constructive ownership of other stock that it has an option or other right to acquire, the portion of the extraordinary dividend not otherwise taxed because of the dividends received deduction would reduce the stockholder's adjusted tax basis only in its shares sold pursuant to the Offer, and any excess of such non-taxed portion over such basis would be currently taxable as gain on the sale of such shares. Except as may otherwise be provided in applicable Treasury regulations, in the case of any redemption of stock which is not pro rata as to all stockholders, any amount treated as a dividend under the rules of Section 302 of the Internal Revenue Code is treated as an extraordinary dividend without regard to the corporate stockholder's holding period or the amount of the dividend. Corporate stockholders should consult their tax advisors as to the availability of the dividends received deduction and the application of Section 1059 of the Internal Revenue Code.

        "Backup withholding" at a rate of 31% will apply to payments made to stockholders pursuant to the Offer unless the stockholder has furnished its taxpayer identification number in the manner prescribed in applicable Treasury regulations, has certified under penalties of perjury that such number is correct, has certified as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments made to stockholders pursuant to the Offer under the backup withholding rules generally will be allowed as a refund or a credit against such stockholder's United States federal income tax liability, provided the required information is furnished to the IRS.

        To avoid the imposition of the backup withholding, stockholders who are U.S. persons should submit to the Depositary the Form W-9 included with the Letter of Transmittal, and stockholders who are non-U.S. persons should submit to the Depositary Form W-8BEN. Stockholders should consult their tax advisors to determine whether or not they will be treated as a U.S. person for purposes of backup withholding.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO CERTAIN FOREIGN STOCKHOLDERS

        An ImproveNet stockholder who is a nonresident alien individual, a foreign trust or estate, or a foreign corporation that does not hold his, her or its shares in connection with a trade or business conducted in the United States (a "Foreign Stockholder") are advised to review the following tax discussion.

        A sale of ImproveNet common stock by a tendering Foreign Stockholder will be treated either as a sale or a dividend for U.S. federal income tax purposes under section 302 of the U.S. Internal Revenue Code as discussed on page 15 of the Offer to Purchase. If the sale by a tendering Foreign Stockholder is treated as a sale for U.S. federal income tax purposes, any capital gain realized by the Foreign Stockholder on the sale will not be subject to U.S. federal income tax, unless the Foreign Stockholder is an individual who is physically present in the United States for 183 days or more and certain other conditions exist. Such persons are advised to consult their own tax adviser. Special rules may apply in the case of Foreign Stockholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that are "controlled foreign corporations," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax and certain foreign charitable organizations. Such persons are advised to consult their own tax adviser. If the sale by a tendering Foreign Stockholder is treated as a dividend for U.S. federal income tax purposes, the Foreign Stockholder will be subject to U.S. withholding tax on the payment received (without any offset for the Foreign Stockholder's tax basis in the tendered shares) at the rate of 30% (unless a reduced rate applies under an applicable tax treaty or statute).

        To avoid the imposition of backup withholding, an individual Foreign Stockholder should submit to the Depository a duly completed Form W-8, also included in this package, signed under penalty of perjury, stating that the Foreign Stockholder (1) is neither a citizen nor a resident of the United States, (2) has not been and reasonably does not expect to be present in the United States for a period aggregating 183 days or more during the calendar year, and (3) reasonably expects not to be engaged in a trade or business within the United States to which the gain on the sale of the ImproveNet common stock would be effectively connected. Backup withholding is not an additional tax, and any amounts withheld may be credited against a Foreign Stockholder's U.S. federal income tax liability.

        The tax discussion above is included for general information only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. No information is provide herein regarding any foreign tax consequences to a tendering Foreign Stockholder. Foreign Stockholders are advised to consult their own tax advisor regarding any foreign tax consequences upon a tender of ImproveNet common stock.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE U.S. FEDERAL INCOME TAX LAW NOW IN EFFECT, WHICH IS SUBJECT TO CHANGE, POSSIBLY RETROACTIVELY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE OR LOCAL TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER AND THE EFFECT OF THE RULES DESCRIBED ABOVE.

THE TENDER OFFER

TERMS OF THE OFFER; EXPIRATION DATE

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), ImproveNet will accept for payment and pay for all shares of our common stock validly tendered prior to the expiration date and not withdrawn in accordance with "The Tender Offer—Withdrawal Rights" at a price of $0.    per share, the "purchase price," net to the seller in cash, without interest thereon. The "expiration date" means 5:00 p.m., New York City time, on November 25, 2002, unless and until we, in our sole discretion, extend the period during which the Offer is open, in which event "expiration date" shall mean the latest time and date at which the Offer, as so extended, shall expire.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer—Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's shares. See "The Tender Offer—Withdrawal Rights."

        Subject to the applicable regulations of the SEC, ImproveNet also expressly reserves the right, in our sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such shares were theretofore accepted for payment, payment for, any shares, pending receipt of any regulatory approval specified in "The Tender Offer—Certain Legal Matters and Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any shares upon the occurrence of any of the conditions specified in "The Tender Offer—Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by press release or other public announcement, and other than an extension, by filing an amendment with the SEC, and if required, mailing the amendment to the stockholders. We acknowledge that (i) Rule 13e-4(f) under the Exchange Act requires us to pay the consideration offered or return the shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any shares upon the occurrence of any of the conditions specified in "The Tender Offer—Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

        Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a press release or other public announcement, and other than an extension, by filing an amendment to the Offer with the SEC, and if required, mailing the amendment to all stockholders. In the case of an extension, such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If we make a material change in the terms of the Offer or other information concerning the Offer or waive a material condition of the Offer, ImproveNet will extend the Offer to the extent required by Rules 13e-3(e)(2), 13e-4(e)(3) and 13e-4(f) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend on the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders and investor response.

        If, prior to the expiration date, we decide to limit the number of shares being sought or to increase or decrease the consideration being offered in the Offer, such limit in the number of shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of this Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 8:00 a.m. through 5:00 p.m., New York City time.

        Pursuant to Rule 13e-4(f)(6), under the Exchange Act, we may not make any purchases of ImproveNet common stock or any right to purchase ImproveNet common stock otherwise than pursuant to the Offer until the expiration of at least ten business days after the expiration date of the Offer.

        Pursuant to Rule 14d-11, under the Exchange Act, ImproveNet could, subject to certain conditions, provide a subsequent offering period from three business days to twenty business days in length following the purchase of shares on the expiration date, referred to as the "Subsequent Offering Period." ImproveNet has no intention to provide a Subsequent Offering Period.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of ImproveNet common stock whose names appear on ImproveNet's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for (and thereby purchase) all shares properly tendered and not properly withdrawn prior to the expiration date. All questions as to the satisfaction of such terms and conditions will be determined by ImproveNet in our sole discretion, which determination will be final and binding. See "The Tender Offer—Terms of the Offer; Expiration Date" and "—Certain Conditions of the Offer."

        Upon the terms and subject to the conditions of the Offer, promptly after the expiration date, ImproveNet will accept for payment and pay a purchase price in cash of $0.     per share for any and all shares of our common stock properly tendered, and not properly withdrawn. ImproveNet expressly reserves the right to extend the expiration date pending receipt of any regulatory approvals specified in "The Tender Offer—Certain Legal Matters and Regulatory Approvals" or withdraw or extend the Offer in order to comply in whole or in part with any other applicable law.

        In all cases, payment for shares of our common stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares pursuant to the procedures set forth in "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required under the Letter of Transmittal.

        For purposes of the Offer, ImproveNet will be deemed to have accepted for payment (and thereby purchased) shares of our common stock validly tendered and not properly withdrawn as, if and when ImproveNet gives oral or written notice to the Depositary of our acceptance for payment of such shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from ImproveNet and transmitting such payments to tendering stockholders whose shares have been accepted for payment. Under no circumstances will interest on the purchase price for shares be paid, regardless of any delay in making such payment.

        ImproveNet will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

        In order for a holder of shares of our common stock validly to tender shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the share certificates evidencing tendered shares must be received by the Depositary prior to the expiration date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        A STOCKHOLDER WHO HOLDS SHARES THROUGH A BROKER OR BANK IS URGED TO CONSULT ITS BROKER OR BANK TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF THE STOCKHOLDER TENDERS ITS SHARES THROUGH THE BROKER OR BANK AND NOT DIRECTLY TO THE DEPOSITARY.

        THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Signature Guarantees.    Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (either of which is referred to in this Offer to Purchase as an "Eligible Institution") except in cases where shares are tendered (i) by a registered holder of shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be returned, to a person other than the registered holder(s), then the share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the share certificate, with the signature(s) on such share certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender shares of our common stock pursuant to the Offer and the certificates evidencing the stockholder's shares are not immediately available or the stockholder cannot deliver the share certificates and all other required documents to the Depositary prior to the expiration date, the shares may nevertheless be tendered, provided that all the following conditions are satisfied:

  a.
  the tender is made by or through an Eligible Institution;
  b.
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by ImproveNet is received prior to the expiration date by the Depositary as provided below; and
  c.
  the certificates, in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by ImproveNet.

        In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the share certificates evidencing such shares, and the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

        Determination of Validity.    All questions as to the number of shares to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by ImproveNet in our sole discretion, which determination shall be final and binding on all parties. ImproveNet reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. ImproveNet also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Neither ImproveNet, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding.

        Lost, Destroyed or Stolen Certificates.    If any certificates for the shares have been lost, destroyed or stolen, stockholders should complete the Affidavit included in the Letter of Transmittal and forward it to the Depositary immediately at the address set forth on the back cover of this Offer to Purchase. In such event, the Depositary will forward additional documentation, if necessary, to be completed in order to surrender effectively such lost, destroyed or stolen certificates. The purchase price with respect to the relevant shares will not be paid until the procedures for replacing lost, destroyed or stolen certificates have been followed. These procedures involve the payment of an administrative fee and an insurance charge in the minimum aggregate amount of $40.00, which would exceed the gross proceeds of any tender of fewer than    shares. See the discussion in instruction 12 of the Letter of Transmittal.

        Other Requirements.    By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of ImproveNet as the stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of the stockholder's rights with respect to the shares tendered by the stockholder and accepted for payment by ImproveNet and with respect to any and all shares or other securities issued or issuable in respect of the shares on or after October 29, 2002. All the proxies shall be considered coupled with an interest in the tendered shares. The appointment will be effective when, and only to the extent that, ImproveNet accepts the shares for payment. Upon acceptance for payment, all prior proxies given by the stockholder with respect to the shares (and any other shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by the stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of ImproveNet will, with respect to the shares for which the appointment is effective, be empowered to exercise all voting and other rights of the stockholder as they in their sole discretion may deem proper at any annual or special meeting of ImproveNet's stockholders or any adjournment or postponement thereof, by written consent in lieu of any meeting or otherwise.

        TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES

PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT THE STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO THE STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

        Tendering Stockholder's Representation and Warranty; ImproveNet's Acceptance Constitutes an Agreement.    A tender of shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to ImproveNet that (a) the stockholder has a "net long position" (as defined in Rule 14e-4 promulgated by the SEC under the Exchange Act) in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 and (b) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) shares tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the shares tendered and will acquire the shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. ImproveNet's acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and ImproveNet upon the terms and conditions of the Offer.

        CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO IMPROVENET. ANY SUCH DOCUMENTS DELIVERED TO IMPROVENET WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

WITHDRAWAL RIGHTS

        Tenders of shares of our common stock made pursuant to the Offer are irrevocable except that the tendered shares may be withdrawn at any time prior to the expiration date and, unless accepted for payment by ImproveNet pursuant to the Offer, may also be withdrawn at any time after October 29, 2002. If ImproveNet extends the Offer, is delayed in its acceptance for payment of shares or is unable to accept shares for payment pursuant to the Offer, the Depositary may, nevertheless, on behalf of ImproveNet, retain tendered shares, and the shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered the shares. If certificates evidencing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of these certificates, the serial numbers shown on the certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution.

        All questions as to the form and validity (including the time of receipt) or any notice of withdrawal will be determined by ImproveNet, in its sole discretion, whose determination will be final and binding. None of ImproveNet, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered at any time prior to the expiration date by following one of the procedures described in "The Tender Offer—Procedures for Accepting the Offer and Tendering Shares."

DIVIDENDS AND DISTRIBUTIONS

        ImproveNet has never paid any dividends and has no intention of doing so. If, however, on or after October 29, 2002, ImproveNet should declare or pay any dividend on the shares of common stock or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the shares of common stock that is payable or distributable to stockholders of record on a date prior to the transfer to the name of ImproveNet on ImproveNet's stock transfer records of the shares purchased pursuant to the Offer, then, without prejudice to ImproveNet's rights under "The Tender Offer—Certain Conditions of the Offer," (i) the purchase price per share payable by ImproveNet pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash; and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of ImproveNet and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of ImproveNet, accompanied by appropriate documentation of transfer.

CERTAIN CONDITIONS OF THE OFFER

        Notwithstanding any other provision of the Offer, ImproveNet shall have the right to amend the Offer or terminate the Offer and not accept for payment or pay for any shares tendered pursuant to the Offer, if the merger provided for in the Agreement with eTechLogix shall not have closed prior to the time for the purchase of shares tendered in the Offer. The closing of the merger and, therefore, ImproveNet's obligations with respect to the Offer, are subject to numerous conditions set forth in the Agreement, including, but not limited to, the following:

  a.
  Any of the representations and warranties made by ImproveNet in the Agreement were untrue when made, or are, with such changes as are made by ImproveNet subsequent to the date of the Agreement, are untrue as of the date on which the merger is to close;
  b.
  Any of the representations and warranties made in the Agreement by eTechLogix were untrue when made or are untrue on the date on which the merger is to close;
  c.
  eTechLogix shall have failed to fund the additional $250,000 portion of its $500,000 commitment to ImproveNet as required by the Agreement;
  d.
  There shall have been issued or be in effect any order of any court, agency or other tribunal of competent jurisdiction which has the effect of prohibiting or prohibits the performance by either ImproveNet or eTechLogix of its obligations under the Agreement or the transactions contemplated thereby or imposes limitations on the ability of eTechLogix to exercise and possess all of its rights, privileges, immunities and franchises or otherwise to conduct its business (with limitations applicable only to all similar entities engaged in similar businesses) as of the date scheduled for the closing of the merger;
  e.
  Any action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, or any investigation by any governmental or regulatory authority shall have been commenced against either ImproveNet or eTechLogix or any of their affiliates, associates, officers or directors seeking to restrain, prevent or change the transactions contemplated by the Agreement, or questioning the validity or legality of any of those transactions, or seeking damages in connection with any of those transactions;

  f.
  Certain outstanding convertible debt of eTechLogix shall not have been converted into shares of the common stock of eTechLogix;
  g.
  The merger provided for in the the Agreement does not close by November 30, 2002; or
  h.
  eTechLogix fails to perform any of its obligations contained in the Agreement.

        The conditions to ImproveNet's obligations with respect to the Offer are for the sole benefit of ImproveNet and may be asserted by ImproveNet regardless of the circumstances giving rise to any such condition or may be waived by ImproveNet in whole or in part at any time and from time to time prior to the expiration date in its sole discretion. The failure by ImproveNet at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right; the waiver of any right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration date.

SOURCE OF FUNDS FOR AND EXPENSES OF THE OFFER

        ImproveNet estimates that if all eligible shares of its common stock were tendered in the Offer, payments for tendered shares would aggregate approximately $2,700,000. The actual payments for all tendered shares will likely be significantly less than that amount. ImproveNet intends to use its available cash and the $500,000 to be received from eTechLogix under the Agreement to purchase shares pursuant to the Offer and to pay related fees and expenses of the Offer.

        The board of directors of ImproveNet retained Shoreline Pacific, LLC to act as its financial advisor in connection with the Offer. The engagement letter between ImproveNet and Shoreline Pacific, LLC provides that ImproveNet will pay Shoreline Pacific, LLC a fee of $90,000. In addition, the engagement letter provides that ImproveNet will reimburse Shoreline Pacific, LLC for any reasonable out-of-pocket expenses as may be related to travel as requested by ImproveNet, and will indemnify Shoreline Pacific, LLC and certain related persons against any and all liabilities, including liabilities under securities laws, arising out of its engagement.

        ImproveNet has retained American Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed by ImproveNet for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the securities laws.

        No fees or commissions will be payable by ImproveNet to brokers, dealers or other persons for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary. ImproveNet, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of ImproveNet or the Depositary for purposes of the Offer. ImproveNet will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

        The estimates of specific fees and expenses are:

Financial advisor fees and expenses		$90,000
Printing and mailing
Filing fee		500
Depositary fees		10,000
Counsel fees and expenses		50,000
Accounting fees and expenses		50,000
Miscellaneous		2,500

Total	$

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

        General.    ImproveNet is not aware of any license or other regulatory permit that appears to be material to the business of ImproveNet that might be adversely affected by the acquisition of shares by ImproveNet pursuant to the Offer or of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of shares by ImproveNet pursuant to the Offer. Should any such approval or other action be required, it is our present intention to seek such approval or action. ImproveNet does not currently intend, however, to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any action or the receipt of any approval (subject to ImproveNet's right to decline to purchase shares if any of the conditions in "The Tender Offer—Certain Conditions of the Offer" shall have occurred). There can be no assurance that any approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of ImproveNet, or that certain parts of the businesses of ImproveNet, might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that approval was not obtained or other action was not taken. ImproveNet's obligation under the Offer to accept for payment and pay for shares is subject to certain conditions, including conditions relating to the legal matters discussed in this section. See "The Tender Offer—Certain Conditions of the Offer."

        State Takeover Laws.    ImproveNet is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who beneficially owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof that beneficially owned 15% or more of the outstanding voting stock of the corporation at any time within the past three years) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to the date the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. ImproveNet believes that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" will not apply to the Offer.

        ImproveNet conducts limited business in several states in the United States, some of which have enacted takeover laws. ImproveNet does not believe that any state takeover statutes apply to the Offer and has not currently complied with any state takeover statute or regulation. In the event it is asserted that one or more state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, ImproveNet may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, ImproveNet may be unable to accept for payment any shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, ImproveNet may not be obligated to accept for payment any shares tendered. See "The Tender Offer—Certain Conditions of the Offer."

        Litigation.    To the best knowledge of ImproveNet, no lawsuits have been filed relating to the Offer.

OPTIONS, WARRANTS, CONVERTIBLE NOTES, ETC.

        We are also offering to purchase all of ImproveNet's outstanding options, warrants, convertible notes or other equity securities or rights to purchase equity interests in ImproveNet. Because records concerning these rights and securities are not maintained by our transfer agent, the persons holding those rights should contact ImproveNet directly in order to tender their rights or securities pursuant to the Offer. To be eligible to participate in the Offer, all such rights or securities must be tendered prior to the expiration date of the Offer. ImproveNet offers to purchase each option, warrant or right to purchase common stock of ImproveNet for a purchase price equal to $.            for each share of common stock covered by the right less the exercise price which would be payable upon the exercise of the right. With respect to convertible notes and any other equity interests that may be outstanding, ImproveNet offers to purchase such instruments for a purchase price equal to $0.            for each share of ImproveNet common stock into which the instruments could be converted, less any payment which would be required to be made upon the conversion of the instruments. Because the terms and conditions of the rights and instruments discussed in this paragraph may differ, the holders of such rights and instruments should contact ImproveNet to determine the exact requirements for tender and the exact amount that would be payable for their rights and instruments. Holders should contact the secretary of ImproveNet, Brian Evans, by telephone at (650) 363-8173 or by mail at 1286 Oddstad Drive, Redwood City, California 94063.

THE COMPANY

BACKGROUND AND BUSINESS

        ImproveNet.    Our name is ImproveNet, Inc., and the address and telephone number of our principal executive offices are 1286 Oddstad Drive, Redwood City, California, 94063, (888) 777-2212.

        We provide home improvement information and services on the Internet. These services are made up of three major categories: service provider matching services, marketing services, and support for consumer home improvement remodeling projects. We provide home improvement information and services leveraging our Internet presence and our network of service providers. We aggregate and organize information and design tools for homeowners, generate job leads for our network of service providers and provide advertisements and marketing services on behalf of home improvement suppliers. We have built and currently maintain a national network of service providers. We have independently screened and monitored to ensure that our homeowners' qualified job leads are matched with pre-screened service providers. We offer suppliers focused advertising and marketing and support to homeowners and service providers when they are making home improvement purchasing decisions.

        Our service provider matching service is the process by which we match homeowners to our network of pre-screened and qualified contractors. This was the core business model upon which ImproveNet was founded and has been the primary source of our revenue. Since its inception, ImproveNet has invested heavily in establishing a pool of national remodeling contractors that are screened to ensure that the homeowner is referred to a contractor that has a good reputation and work history. We consider this to be the core of our business and anticipate that if we were to continue in business on our own, the major portion of our resources and efforts in the foreseeable future would be devoted to further its continuation and growth.

        We provide advertising and marketing services on behalf of home improvement suppliers, as well as other companies that wish to communicate to our consumer and service provider audiences. We also provide content and on-line tools on behalf of companies to assist them in serving their own on-line customers.

        We also provide on-line home improvement services by providing consumers access to a qualified network of contractors and other suppliers as well as technological tools to plan and complete their home improvement projects.

        To date, we have been unsuccessful in converting our business model into a profitable business operation. We have suffered continuing losses and have substantially reduced our staff, facilities and operations to conserve cash. Our financial difficulties have, in part, been the result of the highly fragmented nature of the home improvement industry. Our board has determined that it is unlikely that we would be able to continue to operate alone as a going concern. In July of this year, our board actively pursued the objective of closing our business and liquidating our assets in order to distribute our remaining cash and the value of our remaining non-cash assets to our stockholders. During this process, however, we renewed our earlier discussions with eTechLogix and entered the Agreement with eTechLogix on July 30, 2002. Our stockholders now have a choice either to tender their shares in the Offer and for a cash price of $.    per share or to retain their shares and own an interest in a corporation which will own the combined businesses of ImproveNet and eTechLogix.

        eTechLogix.    If the transaction provided for in our Agreement with eTechLogix closes, eTechlogix will become our wholly owned subsidiary, and the controlling shareholders of eTechLogix will become the controlling stockholders of ImproveNet. The name of eTechLogix is eTechlogix, Inc., and the address and telephone number of its principal executive offices are 8930 E. Raintree Drive, Suite 300, Scottsdale, AZ 85260.

        eTechLogix is a developer and marketer of enterprise commerce management (ECM) software to participants in the building materials industry. Its products are sold or licensed under the trademarks SmartFusion™ and eBusiness/eDistribution™. eTechLogix has succeeded, by way of merger, to the business of SysTech International, Inc., which was organized in 1989 by Homayoon Farsi and Naser Ahmad. SysTech International, Inc., a Texas corporation, was merged into eTechLogix, an Arizona corporation, in 1994. At the time of the merger, eTechLogix was named First SysTech International, Inc. It changed its name to eTechLogix, Inc. in 2000. The headquarters of eTechLogix are located in Scottsdale, Arizona. It maintains software development offices in India and Bangladesh in order to achieve access to highly skilled and cost effective programming resources.

        The business of eTechLogix is focused entirely on the building materials industry, which is segmented by product type into many separate vertical markets. Its strategy is to target the building materials industry one vertical segment at a time, starting with windows and doors and moving, thereafter, to other segments such as cabinets, roofing, plumbing, lumber, and so forth, in each case, providing a highly targeted solution. With respect to each vertical market segment, eTechLogix will strive to:

  •
  Develop and continually maintain and expand a knowledge base equal to that of its customers and unsurpassed by those of its competition.

  •
  Develop and market the best web-based solutions that solve pervasive, urgent problems for customers and increase their revenue.

  •
  Ensure seamless integration to the supply chain from manufacturer to end user, enabling companies to leverage their existing investments in information technology (IT) infrastructure

  •
  Deliver customer-driven value propositions based on deep domain experience and understanding of its target market.

  •
  Shorten customer sales cycles, increase loyalty and revenue while decreasing expense, and enable web-based configuration of complex products.

  •
  Maintain technological expertise and competitive advantage to deliver open solutions that are "pure Internet."

  •
  Create options for significant expansion (geographically, vertically and with new products).

        The products sold by eTechLogix under the SmartFusion trademark include customer relationship management (CRM) tools and a configuration and eCommerce enabling application for building materials manufacturers sold under the name Enterprise Commerce Gateway™ (ECG).

        The eDistribution product of eTechLogix is a comprehensive web-based enterprise resource planning (ERP) system for distributors of building materials. eTechLogix also provides specialized managed services to participants in the building materials industry, offering hosting, application management and information technology outsourcing and consultancy services.

        eTechLogix has focused its business strategy on the building materials industry. It encompasses prospective customers with a distinct multi-tiered distribution channels and supply chain procurement processes that can be significantly enhanced with enterprise commerce solutions that span the entire supply chain.

        The Combined Company.    eTechLogix believes that it has a deep working knowledge of the building materials industry which is unsurpassed in the market, and that this will enable the combined company to become the leading enterprise commerce software provider in the industry, delivering solutions that integrate seamlessly with legacy IT systems. eTechLogix believes that its products will enable customers of the combined company to increase their profitability through improved sales processes and to reduce costs by eliminating operating inefficiencies.

        eTechLogix believes that the combination of its business and resources with those of ImproveNet will lead to substantial synergies and ultimate business success and profitability.

        eTechLogix has developed enterprise commerce management (ECM) solutions that are designed to facilitate the order-entry process between manufacturers and distributors within the building materials industry. The purpose of these solutions is to unite manufacturers and distributors electronically through web-based integration the transfer of order data between them. ImproveNet has developed a web-based community that identifies, captures and submits a consumer's home improvement request to a pre-screened and qualified contractor in the homeowners area, therefore providing web-based integration between the homeowner and the contractor.

        eTechLogix believes the combination of the companies will facilitate electronic integration between ImproveNet's home improvement community and the rest of supply chain by completing the electronic fulfillment process utilizing enterprise commerce management (ECM) software solutions developed by eTechLogix. eTechLogix anticipates that the financial software suite that it has developed for delivery through an ASP (Application Service Provider) can be used to automate the supply process within ImproveNet's contractor community, and that the existing customers of eTechLogix (manufacturers and distributors in the building materials industry) can be united electronically with the ImproveNet online community to fulfill its purchasing needs. eTechLogix believes that the combination of the companies will provide a seamless integration throughout the supply chain in each vertical market segment of the building materials industry, providing an opportunity for the combined company to increase revenues by sharing in the total purchasing needs of the ImproveNet web-based community.

        eTechLogix believes that the combination of the companies will create synergies and provide the combined company with the ability to build upon ImproveNet's existing relationship with Home Depot and other distributors to develop additional job flow.

        eTechLogix intends for the combined company to seek to achieve and benefit from the following:

  •
  Minimal debt

  •
  Positive operating earnings

  •
  A public vehicle that will provide its stockholders with liquidity and the combined company with a currency to make strategic acquisitions

  •
  Integration of the entire supply chain for increased revenue potential

  •
  Prominence and competitive advantages in the building materials industry

  •
  Brand name recognition

  •
  Numerous unique visitors each month placing home improvement jobs

  •
  Numerous pre-screened contractors in the system, many of which bid regularly on jobs

  •
  Numerous web pages of home improvement content

  •
  A substantial customer list and pipeline among manufacturers in the building materials industry, many of which already use eTechLogix's eCommerce applications

        eTechLogix believes that the combined company will benefit from the following factors which it believes will assist it in achieving business success:

  •
  Strong Management—The founders of eTechLogix have extensive experience in software development, the building materials industry, and sales for both private and public companies.

  •
  Marketing Track Record—eTechLogix has experience developing and marketing information technology (IT) solutions to participants in the building materials industry, a well established sales and marketing strategy, and significant domain expertise. eTechLogix has a fully developed product line and a sales pipeline of prospective customers.

  •
  Focused—eTechLogix's business strategy is to focus on being a developer and marketer of enterprise software that provides participants in the building materials industry with a turn-key, integrated e-Commerce solution for complex, configurable products. eTechLogix plans to use the ImproveNet community to integrate the supply chain from manufacturer-to-distributor-to-contractor-to-consumer through its technology offerings.

  •
  Recurring Revenue Model—eTechLogix believes that the sale of licenses and the receipt of ASP subscription fees for its software and the receipt of "Win" fees for the contractor matching services of ImproveNet will provide the combined company with recurring revenue and the opportunity to "up sell" and "cross sell" an array of additional services and support to an established customer base.

  •
  Proven Products—The software products of eTechLogix are completely developed and are currently being successfully marketed.

  •
  Large, Well-Established Market—The product lines of eTechLogix are targeted to a specific industry in which the founders of eTechLogix have experienced significant success and branding.

  •
  Technology Leadership—The products of eTechLogix use advanced technology (such as Java, Enterprise Java Beans, XML, Oracle, open architecture, etc.) to deliver superior performance, advanced capabilities, flexibility and growth potential.

  •
  Long-term Viability—The combination of eTechLogix and ImproveNet will produce a company with a long-term product and service offering vision and expansion strategy directed toward significant revenue potential for both the short and long-term.

        Cautionary Statements.    The foregoing discussion of the potential success of the combined company which will result from the combination of ImproveNet and eTechLogix contains numerous forward-looking statements regarding the intentions and beliefs of the principals of eTechLogix concerning the strengths of both companies and the possibility of the combined companies achieving profitable operations and business success. The actual results of the combination of the two companies could differ substantially from the expected results described above. The combined company will face significant business risks that could result in its failure to achieve successful operations. Among these are that the business model contemplated by the combined company is unproven and is based, in part, upon the business model of ImproveNet, which we have been unable to convert into successful business operations; the combined company will have minimal capital funds available to it and will be competing in an industry in which other participants are substantially capitalized; the combined company may have difficulty raising additional capital given the current state of disarray in the capital markets and investor attitudes towards Internet based businesses; and the common stock of ImproveNet could cease to be publicly traded if a high percentage of the stockholders of ImproveNet tender their shares in the Offer.

        The board of directors of ImproveNet recommends that its stockholders tender their shares in the Offer. All of our directors and certain of our significant institutional stockholders, who collectively with the directors hold 34% of our outstanding common stock, have agreed that they will tender their shares pursuant to the Offer.

MARKET PRICE AND DIVIDEND HISTORY

        Our common stock began trading on the Nasdaq National Market under the symbol "IMPV" on March 16, 2000. On June 29, 2001, our common stock was delisted by the Nasdaq National Market, and our shares began trading on the NASD Over-The-Counter Bulletin Board under the symbol "IMPV" on June 29, 2001. The following table sets forth the high and low sales prices of the common stock of ImproveNet for the periods indicated as reported on the Nasdaq National Market and the NASD Over-The-Counter Bulletin Board:

Year Ended December 31, 2000	High Sale Price	Low Sale Price
First Quarter (from March 16)	$20.00	$6.00
Second Quarter	$11.00	$2.50
Third Quarter	$3.06	$1.31
Fourth Quarter	$2.22	$1.19
Year Ended December 31, 2001	High Sale Price	Low Sale Price
First Quarter	$1.19	$0.31
Second Quarter	$0.49	$0.28
Third Quarter	$0.45	$0.11
Fourth Quarter	$0.22	$0.05
Year Ended December 31, 2002	High Sale Price		Low Sale Price
First Quarter		$0.11		$0.06
Second Quarter		$0.23		$0.03
Third Quarter		$0.13		$0.04
Fourth Quarter (through October , 2002)	$		$

        We have never paid any cash dividends on our stock, and we anticipate that we will retain any future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

OFFICERS AND DIRECTORS

        As of October 29, 2002, the directors of ImproveNet are as follows:

Andrew Anker

        Mr. Anker has served as a director of ImproveNet since March 1999. Mr. Anker has been at August Capital, a venture capital company, since April 1998 and has been a partner since March 1999. From 1994 to February 1998, Mr. Anker served as chief executive officer of Wired Digital, Inc., an Internet-based news and media company.

Charles Brown

        Mr. Brown has served as a director of ImproveNet since July 2001. Since 1996, Mr. Brown has been President of Aqua Glass Corporation, a residential bathing fixture supplier. Prior to joining Aqua Glass, Mr. Brown was Vice President of Marketing for Macco Corporation's Plumbing Products Division.

Ronald B. Cooper

        Mr. Cooper has served as a director since September 1999 and as chairman of the board of directors since August 2000. He served as chief executive officer and president from March 1999 until he stepped down from those positions on June 7, 2002. From July 1996 to March 1999, Mr. Cooper was president of Price Pfister, Black and Decker's plumbing products division. From August 1992 to July 1996, Mr. Cooper was president of three other Black and Decker divisions: Power Tool Accessories, PRC Realty Systems and PRC Commercial Systems Group.

Garrett Gruener

        Mr. Gruener has served as a director of ImproveNet since March 1997. Mr. Gruener has been a managing director of Alta Partners, a venture capital firm, since 1996. From 1992 to 1997, Mr. Gruener was a Vice President at Burr, Egan, Deleage & Co., a venture capital company, and currently remains a Vice President and General Partner of certain funds affiliated with Burr, Egan, Deleage & Co. Mr. Gruener is on the board of directors of Be, Inc. and ImageX.com, Inc., and is the chairman of the board of AskJeeves, Inc.

Alex Knight

        Mr. Knight has served as a director of ImproveNet since February 1999. Mr. Knight has been at ARCH Venture Partners, a venture capital company, since February 1991, and has been a managing director of ARCH Venture Fund IV, LLC since its formation in February 1999. From March 1996 to February 1997, Mr. Knight was a consultant to several Internet companies. From May 1995 to March 1996, Mr. Knight was executive vice president of News/MCI Internet Ventures, an Internet services company.

Robert L. Stevens

        Mr. Stevens is one of our co-founders and has served as a director of ImproveNet since January 1996. Mr. Stevens served as chairman of the board of directors from January 1996 to August 2000. Mr. Stevens served as our president and chief executive officer from January 1996 to March 1999.

        As of October 29, 2002, our executive officers are as follows:

Name	Age	Position
Ronald B. Cooper	47	Chairman of the Board
Brian W. Evans	38	General Counsel, Secretary

        Biographical information about Mr. Cooper is included above under the caption, "Officers and Directors."

Brian W. Evans

        Mr. Evans has served as general counsel and secretary of ImproveNet since April, 2000. During the eight years prior to joining ImproveNet, Mr. Evans was engaged in the private practice of law with law firms in the San Francisco Bay Area.

        Pursuant to the Agreement with eTechLogix, Mssrs. Anker, Brown, Gruener, Knight, and Stevens have delivered letters of resignation as directors to ImproveNet's chairman of the board. The letters are effective at, and on condition of, the closing of the Offer. After the effectiveness of the letters of resignation, the Agreement with eTechLogix provides that the remaining director will appoint Jeffrey I. Rassás, Homayoon J. Farsi and Naser Ahmad, the principal shareholders of eTechLogix, to the board of directors of ImproveNet. At that time, all existing officers of ImproveNet will resign their current positions. It is expected that persons who are currently the executive officers of eTechLogix will be appointed as officers of ImproveNet.

        Information concerning the directors of eTechLogix is set forth below:

Naser Ahmad

        Mr. Ahmad is the executive vice-president, chief technology officer and a co-founder of eTechLogix. He has been active for over 25 years in the development of computer solutions for distribution and manufacturing companies. Throughout his career, Mr. Ahmad has held technical leadership positions with both entrepreneurial ventures as well as Fortune 100 companies including Caterpillar International, Inc., Sante Fe International and Taylor Management Systems.

        In 1989, Mr. Ahmad and Mr. Farsi co-founded SysTech International, Inc., a Texas corporation, which was the predecessor-in-interest to eTechLogix. In 1994, SysTech International, Inc. was merged into an Arizona corporation named First SysTech International, Inc. which changed its name to eTechLogix in 2000. Mr. Ahmad served as executive vice president and chief technology officer of SysTech International, Inc. from 1989 to 1994 and has held the same positions with eTechLogix since 1994.

        At Sante Fe International, Mr. Ahmad was a member of the task force for evaluating and determining the next generation of application systems for the organization. At Caterpillar, he was the software development manager and the chief architect of the Company's enterprise resource planning (ERP) distribution system.

        Mr. Ahmad has been instrumental in the development of technology products throughout his career. He co-founded the National Institute of Technology in Karachi Pakistan, is a member of the Advisory council of the Darul Islam University, Dhaka, Bangladesh and serves as a director of several privately held U.S. and foreign corporations. Mr. Ahmad is a graduate of the University of Karachi with a BA in Accounting and a postgraduate degree in Computer Science.

Homayoon J. Farsi

        Mr. Farsi is the president and a co-founder of eTechLogix. He has over 20 years experience as an entrepreneur in the computer software industry. Mr. Farsi is knowledgeable concerning manufacturing, distribution business processes and information systems and has been instrumental in the development and launch of numerous software products throughout his career. Mr. Farsi has held senior technical and operations management positions with software and hardware companies including Taylor Management Systems and Unisys, Inc.

        In 1989, Mr. Farsi and Mr. Ahmad co-founded SysTech International, Inc., a Texas corporation, which was the predecessor-in-interest to eTechLogix. In 1994, SysTech International, Inc. was merged into an Arizona corporation named First SysTech International, Inc. which changed its name to eTechLogix in 2000. Mr. Farsi served as president of SysTech International, Inc. from 1989 to 1994 and has served as president of eTechLogix since 1994. Mr. Farsi has an MS Degree in Computer Systems from the University of Salford, Manchester, England.

Jeffrey I. Rassás

        Mr. Rassás has served as chief executive officer of eTechLogix since October, 2001. Mr. Rassás also helped launch and fund two private Arizona companies, the TOLIS Group, Inc., a data back-up and recovery software company supporting both the Linux and Unix operating systems, and Channel Pros, Inc., a technology marketing and sales organization which services clients across the country. He remains a shareholder of both companies.

        Mr. Rassás founded EBIZ Enterprises, Inc., a Linux solution provider and computer cluster developer, in 1995. The common stock of EBIZ Enterprises is registered under Section 12(g) of the Exchange Act. Shares of the common stock of EBIZ Enterprises are traded on the NASD Over-The-Counter Bulletin Board. Mr. Rassás served as chief executive officer of EBIZ Enterprises from 1995 to October, 2000 and as its chairman of the board from 1995 until May 21, 2002. EBIZ Enterprises filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code on September 7, 2001. Its Plan of Reorganization was confirmed on April 11, 2002, and became effective on May 21, 2002.

        Between 1989 and 1994, Mr. Rassás founded and operated The Wilsaac Group, Inc. dba DLC Consulting, an office services outsourcing firm for large corporations. The Wilsaac Group, Inc. was acquired by a division of Air Canada in 1994. Mr. Rassás co-founded ITS Travel Group, Inc., in 1985 and was involved in its management until it was sold in 1989. By the time of its sale, it had become the third largest travel organization in Arizona. From 1982 to 1985, Mr. Rassás held the position of Magnetics Design Engineer at CTM Magnetics.

        Information concerning the executive officers of eTechLogix is set forth below:

Name	Age	Position
Jeffrey I. Rassás	40	Chief Executive Officer
Homayoon J. Farsi	49	President
Naser Ahmad	49	Chief Technology Officer
Jeffrey Perry	43	Chief Financial Officer, General Counsel

        Information concerning Messers Rassás, Farsi and Ahmad is set forth above in the discussion of the directors of eTechLogix. Information concerning Mr. Perry is set forth below:

Jeffrey Perry

        Mr. Perry has served as chief financial officer and general counsel of eTechLogix since May 2002. Since October 2000 he has also served as general counsel of EBIZ Enterprises, Inc., a Linux solution provider and computer cluster developer. Shares of the common stock of EBIZ Enterprises are traded on the NASD Over-The-Counter Bulletin Board. Mr. Perry began private law practice in 1988 and served as an investment manager and financial advisor with Prudential Securities from 1997 to 2000. Mr. Perry previously founded and held the position of president and principal financial officer for several private companies involved in the development of proprietary consumer sports products and sports themed gifts with distribution through a network of national catalog companies.

        None of the executive officers or directors of ImproveNet or eTechLogix has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding which resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. All of the executive officers and directors of ImproveNet and eTechLogix are citizens of the United States.

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

        The following table and footnotes set forth certain information regarding the ownership of the common stock of ImproveNet as of October    , 2002 by: (i) all those known by ImproveNet to be beneficial owners of more than five percent of its common stock; (ii) each director of ImproveNet; (iii) each of its executive officers for whom compensation information was required to be provided in the Proxy Statement relating to ImproveNet's annual meeting of stockholders held on June 6, 2002; and (iv) all executive officers and directors of ImproveNet as a group. Unless indicated below, the address for each listed stockholder is c/o ImproveNet, Inc., 1286 Oddstad Drive, Redwood City, CA 94063.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent Beneficially Owned(1)
Alta California Partners, L.P.(2)	2,322,803	12.8%
ARCH Venture Fund III, L.P.	1,731,971	9.6%
GE Capital Equity Investments, Inc.	1,624,627	9.0%
August Capital II, L.P.	1,583,392	8.7%
Microsoft Corporation(3)	1,238,889	6.6%
Ronald B. Cooper(4)	126,204	*
Garrett Gruener(5)	2,342,247	12.9%
Andrew Anker(6)	1,621,036	8.9%
Robert L. Stevens(7)	546,453	3.0%
Alex Knight(8)	41,469	*
Charles Brown(9)	25,434	*
Don Gaspar	123,000	*
William Crosby(10)	88,723	*
Richard Roof	130,000	*
All executive officers and directors as a group (8 persons)(11)	5,031,789	27.6%

*
Less than one percent.

NOTE: Alta California Partners, L.P., August Capital II, L.P., ARCH Venture Fund III, L.P. and Messrs. Anchor, Brown, Cooper, Gruener, Knight and Stevens have all agreed to tender their shares in the Offer.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Forms 3, 4 and 5 as filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, ImproveNet believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on                        shares outstanding on October    , 2002, adjusted as required by rules promulgated by the SEC. Such SEC rules require that shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of October    , 2002 are deemed to be outstanding and to be beneficially owned by the person or entity holding the options or warrants but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 2,270,917 shares held by Alta California Partners, L.P. and 51,886 shares held by Alta Embarcadero Partners, L.P.

(3)
Includes 583,333 shares issuable at a per share exercise price of $13.50 pursuant to warrants that vest within 60 days and 100,000 shares issuable at a weighted average per share exercise price of $0.01 pursuant to warrants that vest within 60 days.

(4)
Includes 32,871 shares issuable at a per share exercise price of $0.25 pursuant to options that vest within 60 days and 23,333 shares issuable at a per share exercise price of $6.25 pursuant to options that vest within 60 days.

(5)
Includes 2,270,917 shares held by Alta California Partners, L.P., 51,886 shares held by Alta Embarcadero Partners, L.P., 14,444 shares issuable at a per share exercise price of $16.00 pursuant to options that vest within 60 days and 5,000 shares issuable at a per share exercise price of $0.33 pursuant to options that vest within 60 days. Mr. Gruener is a general partner of these entities and disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(6)
Includes 1,583,392 shares held by August Capital II, L.P, 14,444 shares issuable at a per share exercise price of $16.00 pursuant to options that vest within 60 days and 5,000 shares issuable at a per share exercise price of $0.33 pursuant to options that vest within 60 days. Mr. Anker is a partner of August Capital and disclaims beneficial ownership of the shares held by August Capital II, L.P. except to the extent of his pecuniary interest therein.

(7)
Includes 297,338 shares held pursuant to the Revocable Trust Agreement dated 8/9/78, of which Robert L. Stevens and Karen L. Stevens are trustees, 15,000 shares held by Karen L. Stevens, Trustee of the Karen L. Stevens 1999 Annuity Trust, 15,000 shares held by Robert L. Stevens, Trustee of the Robert L. Stevens 1999 Annuity Trust, 7,777 shares issuable at a per share price of $0.34 pursuant to options that vest within 60 days and 5,000 shares issuable at a per share price of $0.33 pursuant to options that vest within 60 days. Does not include 5,000 shares held by Jason C. Stevens and 5,000 shares held by Kevin M. Stevens, adult children of Mr. Stevens. Does not include 25,000 shares held by G. Bickley Stevens II and Sara J. Emerson, 110,000 shares held by G. Bickley Stevens II, 5,000 shares issuable to G. Bickley Stevens II at a weighted average per share exercise price of $1.00 pursuant to warrants that vest within 60 days and 1,500 shares issuable to G. Bickley Stevens II at a weighted average per share exercise price of $1.00 pursuant to options that vest within 60 days. Mr. Stevens disclaims beneficial ownership of the shares held by Jason C. Stevens, Kevin M. Stevens and G. Bickley Stevens II. G. Bickley Stevens II is the brother of Mr. Stevens.

(8)
Includes 14,444 shares issuable at a per share exercise price of $16.00 pursuant to options that vest within 60 days and 5,000 shares issuable at a per share exercise price of $0.33 pursuant to options that vest within 60 days. Does not include 1,731,971 shares held by entities affiliated with ARCH Venture Fund III, L.P. Alex Knight, one of our directors, is a managing director of ARCH Venture Fund IV, LLC, the general partner of ARCH Venture Fund IV, L.P., which does not own any of our shares. Mr. Knight does not have voting control of investment power over shares held by ARCH Venture Fund III, L.P. and therefore disclaims beneficial ownership of those shares.

(9)
Includes 12,777 shares issuable at a per share exercise price of $3.9375 pursuant to options that vest within 60 days and 5,000 shares issuable at a per share exercise price of $0.33 pursuant to options that vest within 60 days.

(10)
Includes 16,666 shares issuable at a per share exercise price of $0.8125 pursuant to options that vest within 60 days.

(11)
Includes 161,756 shares issuable at a weighted average exercise price of $5.70 per share pursuant to options that vest within 60 days and 3,906,195 shares held by related entities.

        The following table and footnotes set forth certain information regarding the ownership of the common stock of eTechLogix as of October    , 2002 by (i) all those known by us to be the beneficial owners of more than 5% of the Common Stock of eTechLogix; (ii) each director and executive officer of eTechLogix; and (iii) all executive officers and directors of eTechLogix as a group. Unless indicated below, the address for each listed stockholder is care of eTechLogix, Inc., 8930 E. Raintree Drive, Suite 300, Scottsdale, AZ 85260.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percent Beneficially Owned(1)
Naser Ahmad(2)	1,818	33.6%
Homayoon J. Farsi(2)	1,818	33.6%
Jeffrey I. Rassás(2)	1,818	33.6%
Jeffrey Perry(3)	40	*
All Executive Officers and directors as a group (4 Persons)(4)	5,494	100.0%

*
Less than one percent

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, ImproveNet believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 5,400 shares outstanding on October    , 2002, adjusted as required by rules promulgated by the SEC. Such SEC rules require that shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of October    , 2002 and shares of stock issuable upon the conversion of convertible securities that are currently convertible or convertible within 60 days of October     , 2002 are deemed to be outstanding and to be beneficially owned by the person or entity holding the options, warrants or convertible securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
In each of the three cases, includes 18 shares issuable upon the conversion of a convertible note in the principal amount of $10,000. An aggregate of 54 shares are issuable upon conversion of all three notes.

(3)
Includes 40 shares issuable pursuant to vested options and options that will vest within 60 days.

(4)
Includes the 94 shares referenced in notes (2) and (3).

FINANCIAL INFORMATION

        Set forth below is summary financial information for ImproveNet and eTechLogix and summary pro forma combined financial information for ImproveNet giving effect to the combination of ImproveNet and eTechLogix provided for in the Agreement. More complete financial information concerning ImproveNet and eTechLogix is contained in or incorporated by reference in the Schedule TO filed by ImproveNet with the SEC. Instructions on how stockholders can obtain or review this information are contained below under "Available Information."

SUMMARY FINANCIAL INFORMATION OF IMPROVENET

        The following summary financial information has been derived from the audited consolidated financial statements of ImproveNet for the years ended December 31, 2001 and December 31, 2000, and the unaudited condensed consolidated financial statements of ImproveNet for the six month periods ended June 30, 2002 and June 30 2001. The information set forth below is not necessarily indicative of results of future operations.

	Years Ended December 31,		Six Months Ended June 30
	2001	2000	2002	2001
	(Unaudited) (In thousands, except per share amounts)		(Unaudited) (In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Total revenues	$7,304	$7,454	$2,294	$3,810
Operating loss	$(31,607)	$(60,347)	$(10,714)	$(19,102)
Net loss attributable to common stockholders	$(30,845)	$(57,784)	$(10,646)	$(18,455)
Basic and diluted net loss per common share	$(1.78)	$(3.65)	$(0.62)	$(1.05)
Weighted average shares used in calculating basic and diluted net loss per common share	17,344	15,844	17,299	17,613
	As of December 31,
			As of June 30 2002
	2001	2000
	(Unaudited) (In thousands)		(Unaudited) (In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$9,612	$31,565	$3,147
Working capital	$7,052	$29,148	$2,914
Total assets	$13,135	$41,716	$4,945
Long-term liabilities	$10	$99	$—
Total stockholders' equity (deficit)	$9,016	$34,602	$3,249

SUMMARY FINANCIAL INFORMATION OF ETECHLOGIX

	Years Ended December 31,		Six Months ended June 30,
	2001	2000	2002	2001
	(Unaudited) (In thousands, except per share amounts)		(Unaudited) (In thousands, except per share amounts)
Statements of Operations Data:
Total revenue	$479	$—	$584	$266
Operating income (loss)	$(657)	$(663)	$(91)	$(367)
Income (loss)
—Continuing operations	$(554)	$(496)	$(147)	$(317)
—Discontinued operations	$—	$450	$—	$—

Net Income (loss)	$(554)	$(46)	$(147)	$(317)
Earnings (loss) per share—basic and diluted

—Continuing operations	$(153.81)	$(137.80)	$(40.56)	$(87.92)
—Discontinued operations	$—	$125.14	$—	$—

Net loss attributable to common stockholders	$(153.81)	$(12.66)	$(40.56)	$(87.92)

Weighted average common shares outstanding—basic and diluted	3,600	3,600	3,620	3,600
	As of December 31,
			As of June 30, 2002
	2001	2000
	(Unaudited) (In thousands)		(Unaudited) (In thousands)
Balance Sheet Data:
Cash and cash equivalents	$32	$388	$38
Working capital (deficit)	$(350)	$143	$(505)
Total assets	$552	$1,219	$397
Long-term liabilities	$254	$323	$45
Total stockholders' equity (deficit)	$(219)	$335	$(354)

SUMMARY PRO FORMA FINANCIAL INFORMATION

        The following summary unaudited pro forma combined condensed financial information has been derived from the audited consolidated financial statements of ImproveNet and eTechLogix for the year ended December 31, 2001, and the unaudited condensed consolidated financial statements of ImproveNet and etechLogix for the six month periods ended June 30, 2002. The unaudited pro forma combined condensed balance sheet as at June 30, 2002 combines the ImproveNet and eTechLogix balance sheets at June 30, 2002 as if the merger had been consummated on that date. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2001 and for the six month period ended June 30, 2002 give effect to the proposed merger as if it had occurred on January 1, 2001. The information set forth below is not necessarily indicative of results of future operations.

	Year Ended December 31, 2001	Six Months Ended June 30, 2002
	(Unaudited) (In thousands, except per share amounts)	(Unaudited) (In thousands, except per share amounts)
Consolidated Statements of Operations Data:
Total revenues	$7,783	$2,878
Operating loss	$(32,345)	$(10,845)
Net loss attributable to common stockholders	$(31,700)	$(10,864)
Basic and diluted net loss per common share	$(0.85)	$(0.29)
Weighted average shares used in calculating basic and diluted net loss per common share	37,500	37,500
As of June 30, 2002
(Unaudited) (In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,135
Working capital	$109
Total assets	$3,343
Long-term liabilities	$45
Total stockholders' equity	$646

AVAILABLE INFORMATION

        ImproveNet is subject to the informational requirements of the Exchange Act, and in accordance with such requirements files reports, proxy statements, and other information with the SEC. The reports, proxy statements, and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10279. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20459. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including ImproveNet.

        ImproveNet has filed a Schedule TO with the SEC with respect to the Offer. As permitted by the rules and regulations of the SEC, this Offer to Purchase omits certain information and exhibits contained in the Schedule. The Schedule, including exhibits, and any amendments thereto may be inspected and copied at, or obtained from the SEC's offices as set forth above. For further information, reference is hereby made to the Schedule TO and the exhibits thereto. Statements contained in this Offer to Purchase concerning documents filed with the SEC as exhibits to the Schedule or attached as Appendices to this Offer to Purchase are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Schedule or attached as an Appendix to this Offer to Purchase. Each statement in this Offer to Purchase concerning such a document is qualified in its entirety by reference to such document.

        Certain documents discussed in this Offer to Purchase including, without limitation, the Schedule TO and all exhibits thereto, are also available for inspection and copying at the principal executive offices of ImproveNet at 1286 Oddstad Drive, Redwood City, California 94063 telephone (650) 701-8048, during its regular business hours, by any stockholder or his or her representative so designated in writing. Upon the written request of a stockholder directed to the secretary of ImproveNet at the above address, ImproveNet will mail to such stockholder a copy of any such document at the expense of such stockholder. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained by stockholders from ImproveNet at its address and telephone number set forth above at no cost to the stockholders.

        If there are fewer than 300 holders of record of the common stock of ImproveNet after the Offer is completed, ImproveNet could terminate the registration of its common stock under the Exchange Act. If the registration is terminated, ImproveNet would no longer be subject to the reporting requirements of the Exchange Act. eTechLogix has advised us, however, that the eTechLogix shareholders who will control ImproveNet after the completion of the Offer have no intention to terminate the registration of the common stock of ImproveNet. Consequently, we anticipate that ImproveNet will continue to file periodic reports with the SEC after the completion of the Offer. See "Special Factors—Effects of the Offer."

        No person has been authorized to give any information or make any representation in connection with the Offer made hereby other than those contained or incorporated by reference in this Offer to Purchase, and, if given or made, such information or representation must not be relied upon as having been authorized by ImproveNet. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date. Information in this Offer to Purchase about ImproveNet has been provided by ImproveNet.

APPENDIX A

SHORELINE PACIFIC, LLC

July 23, 2002

Board of Directors
ImproveNet, Inc.
1286 Oddstad Drive
Redwood City, CA 94063

Gentlemen:

        You have requested that we render our opinion as to the fairness, from a financial point of view, to certain stockholders of ImproveNet, Inc., a Delaware corporation (the "Company") as defined below (the "Stockholders"), of the consideration (the "Buyback Price," as defined below) which is proposed to be paid by the Company in an issuer tender offer (the "Share Buyback"). All capitalized terms not defined herein shall have the meanings set forth in the Agreement referred to in the paragraph numbered 1 below.

        Our understanding of the structure of the Share Buyback may be summarized as follows:

        1.    The Share Buyback is contemplated as part of, and is to occur prior and as a condition precedent to, the acquisition by the Company of all the outstanding capital stock and equity interests of eTechLogix, Inc., an Arizona corporation ("ETECH") by means of a merger (the "Merger") of Etech Acquisition, Inc., an Arizona corporation and wholly-owned subsidiary of the Company, with and into ETECH pursuant to the proposed form of Agreement and Plan of Merger provided to us and to be executed by the parties (the "Agreement'). The Company will be the surviving corporation to the Merger.

        2.    The Share Buyback will be made for the benefit of the stockholders of the Company who held their shares before the effective time of the Merger and all holders of any option, warrant, convertible note or security or any other class or type of equity interest or right to acquire an equity interest in the Company (the "Prior IMPV Shareholders"). For purposes of the Agreement, "Buyback Interests" consist of all shares of the common stock of the Company outstanding as of the time of the Share Buyback, and any option outstanding as of the time of the Share Buyback that is convertible into or exercisable for shares of common stock of the Company at an exercise price equal to or less than the Buyback Price, any unexpired warrant as of the time of the Share Buyback that is convertible into or exercisable for shares of common stock of the Company at a strike price equal to or less than the Buyback Price, any convertible note or security or any other class or type of equity interest or right to acquire an equity interest in the Company.

        3.    Simultaneously with the signing of the Agreement, each of the ETECH stockholders, option holders and certain others (the "New IMPV Shareholders") to receive the consideration (the "Merger Consideration") upon consummation of the Merger shall deliver an agreement agreeing not to participate in the Share Buyback.

        4.    Through the Share Buyback, the Company will offer to purchase the shares of the common stock of the Company and other Buyback Interests of the Prior IMPV Shareholders at a price per share of the Company's common stock equal to the number represented by the Company's cash balance at the effective time of the Merger including New Capital of $500,000, reduced by the amount of cash required to pay the liabilities as required by the Agreement, and divided by the number of shares of the Company's common stock represented by the Buyback Interests, provided, however, that in no event shall such price be less than fourteen cents ($0.14) per share of common stock of the Company (the "Buyback Price").

        5.    Simultaneously with the signing of the Agreement, the following holders of shares of Company's common stock (collectively the "Inside Stockholders) will agree to tender their shares to the Company in the Share Buyback: Alta Partners, August Capital and ARCH, and each director of the Company. For purposes of this opinion, the term "Stockholders" means the Prior IMPV Shareholders other than stockholders of the Company receiving or to receive the Merger Consideration and the Inside Stockholders.

        In connection with the preparation of our opinion, among other things, we:

            (i)  reviewed certain financial information relating to the Company including publicly available historical financial and operating statements and other financial data, public reports as well as internal financial and operating projections prepared by the management of the Company;

          (ii)  held discussions with certain current and former members of the Company's and ETECH's management and the Company's representatives concerning the business, past and current business operations, financial condition and future prospects of the Company as an independent company as well as views regarding the rationale for the Share Buyback and the Merger;

          (iii)  reviewed the most recent draft of the Agreement in the form provided to us by the Company, which the Company has represented to us is the final version of the Agreement in the form to be executed by the parties;

          (iv)  reviewed the stock price and trading history of the Company; and

          (v)  made other studies, inquiries and analysis and reviewed other data, as we deemed relevant and appropriate, based on our judgment as an investment banker, for the purpose of this opinion.

        In our review, we have assumed, with your permission, that the documents to be prepared, used and signed by the Company to formally effect the Share Buyback, including any disclosure materials to be delivered to the stockholders of the Company, will effect the Share Buyback on the terms set forth in the Agreement without material alteration and that the Share Buyback and such documents and materials, comply and will comply with all applicable federal, state and foreign securities laws and other applicable laws. We have not negotiated the Share Buyback or the Merger nor provided any legal advice with respect to either the Share Buyback or the Merger or its structure and have not made an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of any of the properties or assets of the Company.

        In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available or furnished or otherwise communicated to us by the Company and relied upon and assumed without independent verification that there has been no material change in the assets, financial condition and business prospects of the Company since the date that the most recent financial statements were made available to us. The Company furnished to us and we reviewed a proposal to purchase certain of the Company's assets in the event of a liquidation of these assets. We did not perform an independent analysis of these assets or their underlying value.

        With respect to financial projections provided to us by the Company, we reviewed the projections and have been advised by certain members of management of the Company, and have relied upon and assumed without independent verification, that the projections (i) were reasonably prepared; (ii) are based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company as an independent company; and (iii) are believed to be realizable in the amounts and time periods contemplated thereby. Management of the

Company has also advised us that it does not presently have any information or belief that would make the projections incomplete or misleading.

        Our opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and as they can be evaluated by us as of the date hereof and on information made available to us as of the date hereof. Although events occurring after the date hereof could materially affect the assumptions relied upon in preparing this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

        This opinion is solely for the benefit and use of the Board of Directors of the Company in its consideration of the Share Buyback and is not a recommendation to any stockholder as to whether such stockholder should tender his, her or its shares or how such stockholder should vote or otherwise act with respect to the Share Buyback or Merger. Further, this opinion addresses only the financial fairness of the Buyback Price to be paid by the Company in the Share Buyback to the Stockholders and does not address the relative merits of the Share Buyback or the Merger, any alternatives to the Share Buyback or Merger, the Company's underlying decision to proceed with or effect the Share Buyback and/or the Merger or any other aspect of the Share Buyback or Merger. This opinion may not be used or referred to, or quoted or disclosed to any person in any manner, without our prior written consent in each instance.

        In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

        Shoreline Pacific, LLC, as part of its investment banking business, provides fairness opinions in connection with mergers and acquisitions and tender offers. We have received a fee from the Company for rendering this opinion. The Company has also agreed to indemnify us for certain liabilities that may arise in rendering this opinion.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Buyback Price is fair to the Stockholders from a financial point of view.

Very truly yours,
SHORELINE PACIFIC, LLC

        The Letter of Transmittal, certificates for shares of ImproveNet common stock and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

AMERICAN STOCK TRANSFER & TRUST COMPANY

Delivery must be made by hand delivery, overnight courier or mail at the following address:

American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, NY 10038
Attention: Karen A. Lazar
(800) 937-5449

        Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. You may contact the Depositary by facsimile at (718) 236-2641, but delivery may not be made by facsimile. Any questions and requests for assistance may be directed to Brian W. Evans, secretary of ImproveNet, at the telephone number and address listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

ImproveNet, Inc.
1286 Oddstad Drive
Redwood City, California 94063
(888) 777-2212

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IMPROVENET, INC. OFFER TO PURCHASE ANY AND ALL SHARES OF OUR COMMON STOCK FOR CASH AT A PURCHASE PRICE OF $0. NET PER SHARE
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
SPECIAL FACTORS
THE TENDER OFFER
THE COMPANY
AVAILABLE INFORMATION
APPENDIX A SHORELINE PACIFIC, LLC